EXHIBIT 10.3
LOAN AGREEMENT
Dated as of March 6, 2006
Between
BONSTORES REALTY ONE, LLC,
as Borrower
and
BANK OF AMERICA, N.A.,
as Lender

-i-

-ii-

-iii-

-iv-

	ARTICLE XI

	EVENTS OF DEFAULT; REMEDIES

Section 11.01	Event of Default	95
Section 11.02	Remedies	98

	ARTICLE XII

	ENVIRONMENTAL PROVISIONS

Section 12.01	Environmental Representations and Warranties	99
Section 12.02	Environmental Covenants	99
Section 12.03	Lender’s Rights	100
Section 12.04	Operations and Maintenance Programs	100
Section 12.05	Environmental Definitions	101

	ARTICLE XIII

	SECONDARY MARKET

Section 13.01	Transfer of Loan	101
Section 13.02	Delegation of Servicing	102
Section 13.03	Dissemination of Information	102
Section 13.04	Regulation AB Information	102
Section 13.05	Cooperation	103
Section 13.06	Securitization Indemnification	106
Section 13.07	Servicer	108

	ARTICLE XIV

	INDEMNIFICATIONS

Section 14.01	General Indemnification	109
Section 14.02	Mortgage and Intangible Tax Indemnification	109
Section 14.03	ERISA Indemnification	110
Section 14.04	Provided Information Indemnification	110
Section 14.05	Survival	110

	ARTICLE XV

	EXCULPATION

Section 15.01	Exculpation	110
-v-

	ARTICLE XVI

	NOTICES

Section 16.01	Notices	112

	ARTICLE XVII

	FURTHER ASSURANCES

Section 17.01	Replacement Documents	114
Section 17.02	Recording of Mortgage, Etc	114
Section 17.03	Further Acts, Etc	114
Section 17.04	Changes in Tax, Debt, Credit and Documentary Stamp Laws	115
Section 17.05	Expenses	115

	ARTICLE XVIII

	WAIVERS

Section 18.01	Remedies Cumulative; Waivers	116
Section 18.02	Modification, Waiver in Writing	116
Section 18.03	Delay Not a Waiver	117
Section 18.04	Trial by Jury	117
Section 18.05	Waiver of Notice	117
Section 18.06	Remedies of Borrower	118
Section 18.07	Waiver of Marshalling of Assets	118
Section 18.08	Waiver of Statute of Limitations	118
Section 18.09	Waiver of Counterclaim	118

	ARTICLE XIX

	GOVERNING LAW
Section 19.01	Choice of Law	118
Section 19.02	Severability	119
Section 19.03	Preferences	119

	ARTICLE XX

	MISCELLANEOUS
Section 20.01	Survival	119
Section 20.02	Lender’s Discretion	119
Section 20.03	Headings	120
Section 20.04	Cost of Enforcement	120
-vi-

Section 20.05	Schedules Incorporated	120
Section 20.06	Offsets, Counterclaims and Defenses	120
Section 20.07	No Joint Venture or Partnership; No Third Party Beneficiaries	120
Section 20.08	Publicity	121
Section 20.09	Conflict; Construction of Documents; Reliance	122
Section 20.10	Entire Agreement	122

EXHIBITS

Exhibit A	Form of Tenant Estoppel Certificate
Exhibit B	Organizational Chart
Exhibit C	Non-Consolidation Opinion
Exhibit D	Form of Assignment of Management Agreement
Exhibit E	Form of Financial Statements for EBITDA Definition

SCHEDULES

Schedule I	Required Repairs
Schedule II	Intentionally Deleted
Schedule III	Individual Properties and Allocated Loan Amounts
Schedule 1.01	Operating Leases and Operating Lessees
-vii-

LOAN AGREEMENT
          THIS LOAN AGREEMENT, dated as of March 6, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and BONSTORES REALTY ONE, LLC, a Delaware limited liability company, having an address at 2801 E. Market Street, York, Pennsylvania 17402 (together with its successors and/or assigns, “Borrower”).
RECITALS:
          WHEREAS, Borrower is the fee owner of the Property (defined below);
          WHEREAS, Borrower desires to obtain the Loan (defined below) from Lender; and
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
          NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.01 Definitions.
          For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.
          “Act” shall have the meaning set forth in Section 6.01.
          “Additional Replacement” shall have the meaning set forth in Section 9.05(g) hereof.
          “Additional Required Repair” shall have the meaning set forth in Section 9.05(f) hereof.

          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
          “Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower or Borrower Principal.
          “Affiliated Manager” shall have the meaning set forth in Section 7.01 hereof.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration Threshold” means $500,000.00.
          “Allocated Loan Amount” shall mean, with respect to any Individual Property, the portion of the Loan allocated to each such Individual Property as set forth on Schedule III hereto.
          “Annual Budget” shall mean the operating budget of Borrower, including all planned capital expenditures, for the Property reasonably approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable calendar year or other period.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.
          “Borrower” shall mean Bonstores Realty One, LLC.
          “Borrower Misstatement” shall have the meaning set forth in Section 13.06(b) hereof.
          “Borrower Principal” shall mean Bonstores Holdings One, LLC.
          “BTDS” shall mean The Bon-Ton Department Stores, Inc.
          “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in the States of New York or North Carolina or the state in which the offices of the Servicer and the trustee in the Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed.
          “Cash Management Account” shall have the meaning set forth in Section 10.01(a) hereof.
          “Casualty” shall have the meaning set forth in Section 8.02.
          “Change of Control” shall having the meaning set forth in the Operating Lease Guaranty.
          “Closing Date” shall mean the date of this Agreement.

          “Closing Date EBITDA” shall mean EBITDA for the Property, as determined by Lender, on the Closing Date.
          “Collateral Property” shall have the meaning set forth in the granting clause of each Mortgage.
          “Control” shall have the meaning set forth in Section 7.01 hereof.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.
          “Condemnation Proceeds” shall have the meaning set forth in Section 8.04(b).
          “Credit Facility Pledge” shall have the meaning set forth in Section 7.02 hereof.
          “Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any applicable jurisdiction relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
          “Debt” shall mean the outstanding principal amount of the Loan, together with all interest accrued and unpaid thereon and all other sums due to Lender under the Note, this Agreement, the Mortgage and the other Loan Documents.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note and under the New Mezzanine Loan, if any.
          “Debt Service Coverage Ratio” shall mean, as of any date of determination, for the twelve (12) full calendar month period immediately preceding such date of determination, the ratio, as reasonably determined by Lender, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service which would be due for the same period assuming the principal amount of the Loan and the New Mezzanine Loan, if any, following the application of any Release Amount, respectively, is outstanding and calculated at a mortgage constant equal to 7.8882%.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.
          “Disbursement Funding Date” shall have the meaning set forth in Section 2.07(a) hereof.

          “Disbursement Request” shall have the meaning set forth in Section 2.07(a) hereof.
          “Disclosure Document” shall have the meaning set forth in Section 13.04(a) hereof.
          “EBITDA” shall mean, with respect to each Individual Property and the Property in the aggregate, store level “Gross Margin” (which shall be determined in the same manner as set forth in the financial statements delivered to Lender in connection with its underwriting of the Loan, an example of which is attached hereto as Exhibit E, less the total of all operating expenses actually paid or payable by each Operating Lessee with respect to Individual Property and the Property in the aggregate, as applicable, and which relate to the operation, maintenance and management of each Individual Property or the Property in the aggregate, as applicable, but specifically excluding: Operating Lease Rent, depreciation, amortization, capitalized expenses and income taxes, all as determined in accordance with GAAP consistently applied.
          “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Borrower Principal in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Environmental Law” shall have the meaning set forth in Section 12.05 hereof.
          “Environmental Liens” shall have the meaning set forth in Section 12.05 hereof.
          “Environmental Report” shall have the meaning set forth in Section 12.05 hereof.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.
          “Event of Default” shall have the meaning set forth in Section 11.01 hereof.
          “Exceptions to Non-Recourse Guaranty” shall mean that certain Exceptions to Non-Recourse Guaranty dated of even date herewith from Borrower Principal in favor of Lender.
          “Excess Cash” shall mean an amount equal to all funds remaining in the Cash Management Account on each Payment Date following the disbursements and application of funds pursuant to Section 10.02(c)(i)-(vii) hereof.
          “Excess Cash After Lease Shortfall Deposits” shall mean an amount equal to all funds remaining in the Cash Management Account on each Payment Date following the disbursements and application of funds pursuant to Section 10.02(c)(i)-(viii) hereof.
          “Excess Cash Reserve Account” shall have the meaning set forth in Section 9.07 hereof.
          “Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.07 hereof.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Exchange Act Filing” shall have the meaning set forth in Section 5.11(c)(iv) hereof.
          “Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.
          “Fitch” shall mean Fitch, Inc.
          “Funding Conditions” shall have the meaning set forth in Section 2.07 hereof.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
          “Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.
          “Hazardous Materials” shall have the meaning set forth in Section 12.05 hereof.

          “Holdback Amount” shall have the meaning set forth in Section 2.07 hereof.
          “Holdback Disbursement” shall have the meaning set forth in Section 2.07 hereof.
          “Holdback Notice” shall have the meaning set forth in Section 2.07 hereof.
          “Holdback Property” shall have the meaning set forth in Section 2.07 hereof.
          “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
          “Indemnified Parties” shall mean (a) Lender, (b) any prior Borrower or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.
          “Independent Director” shall have the meaning set forth in Section 6.04.
          “Individual Property” shall mean each parcel of real property listed on Schedule III attached hereto, the Improvements thereon and all Collateral Property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and improvements as more particular described in the granting clauses of such Mortgage.
          “Insurance Premiums” shall have the meaning set forth in Section 8.01(b) hereof.
          “Insurance Proceeds” shall have the meaning set forth in Section 8.04(b) hereof.
          “Interest Period” shall mean the calendar month preceding each Payment Date.
          “Interim Interest Period” shall mean the period from and including the Closing Date through but excluding the Payment Date first occurring after the Closing Date, provided, however, there shall be no “Interim Interest Period” in the event the Closing Date occurs on a Payment Date.
          “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Investor” shall have the meaning set forth in Section 13.03 hereof.

          “Issuer Group” shall have the meaning set forth in Section 13.06(b) hereof.
          “Issuer Person” shall have the meaning set forth in Section 13.06(b) hereof.
          “Late Payment Charge” shall have the meaning set forth in Section 2.03(c).
          “Lease” shall mean each Operating Lease and each other lease, occupancy agreement or other similar agreement entered into by Operating Lessee or Borrower, as landlord or lessor, with respect to any Individual Property (or any portion thereof).
          “Lease Guarantor” shall mean The Bon-Ton Stores, Inc.
          “Lease Shortfall Reserve Account” shall have the meaning set forth in Section 9.03.
          “Lease Shortfall Reserve Funds” shall have the meaning set forth in Section 9.03.
          “Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting each Individual Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any material instruments, either of record or known to Borrower, at any time in force affecting each Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
          “Letter of Credit” shall mean (a) an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or a letter of credit which does not expire until at least five (5) Business Days after the Maturity Date or such other date reasonably acceptable to Lender) in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, or if there are no domestic Eligible Institutions or U.S. agencies or branches of a foreign Eligible Institution then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank or (b) a letter of credit (i) in form, scope and substance and (ii) issued by an issuer, in each case acceptable to Lender in its sole and absolute discretion.
          “Level 1 EBITDA Period” shall mean the period commencing on the date that EBITDA (as set forth in the statements required pursuant to Section 5.11(a)(iii) of this Agreement) for any trailing twelve (12) month period (tested quarterly) is less than eighty percent (80%) (but greater than 60%) of the Closing Date EBITDA and ending on the date that EBITDA for the trailing twelve (12) month period (tested quarterly) is greater than eighty percent (80%) of the Closing Date EBITDA for two (2) consecutive calendar quarters.

          “Level 2 EBITDA Period” shall mean the period commencing on the date that EBITDA (as set forth in the statements required pursuant to Section 5.11(a)(iii) of this Agreement) for any trailing twelve (12) month period (tested quarterly) is sixty percent (60%) or less of the Closing Date EBITDA and ending on the date that EBITDA for the trailing twelve (12) month period (tested quarterly) is greater than eighty percent (80%) of the Closing Date EBITDA for two (2) consecutive calendar quarters.
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “LLC Agreement” shall have the meaning set forth in Section 6.01.
          “Loan” shall mean the loan in the initial principal amount of One Hundred Thirty Million and No/100 Dollars ($130,000,000.00) made by Lender to Borrower pursuant to this Agreement.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Exceptions to Non-Recourse Guaranty and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Lockout Period” shall mean the period commencing on the date hereof and ending after the Payment Date occurring in April, 2008.
          “Lockout Yield Maintenance Premium” shall mean an amount equal to five percent (5%) of the then outstanding principal amount of the Loan.
          “Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense) actually incurred.
          “Low EBITDA Period” shall mean individually or collectively, a Level 1 EBITDA Period or a Level 2 EBITDA Period.
          “MAE” means any material adverse effect upon (i) the business operations or financial condition of the Borrower, (ii) the ability of the Borrower to repay the principal and interest of the Loan as it becomes due, or (iii) the value of the Property taken as a whole.
          “Management Agreement” shall mean any management or operating agreement entered into by and between Borrower and Manager pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.
          “Manager” shall mean such entity, if any, selected as the manager of the Property in accordance with the terms of this Agreement.
          “Maturity Date” shall mean the Payment Date occurring in April, 2016.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Member” shall have the meaning set forth in Section 6.01(d).
          “Mold” shall have the meaning set forth in Section 12.5 hereof.
          “Moody’s” shall mean Moody’s Investor Services, Inc.
          “Monthly Payment Amount” shall have the meaning set forth in Section 2.03(a)(ii).
          “Mortgage” or “Mortgages” shall mean each Mortgage, Assignment of Leases and Rents and Security Agreement or each Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the related Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income.
          “Net Proceeds” shall have the meaning set forth in Section 8.04(b) hereof.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 8.04(b)(vi) hereof.
          “New Mezzanine Lender” shall mean the lender of any New Mezzanine Loan.
          “New Mezzanine Loan” shall have the meaning set forth in Section 13.05 hereof.
          “New Mezzanine Borrower” shall have the meaning set forth in Section 13.05 hereof.
          “New Mezzanine Loan Documents” shall have the meaning set forth in Section 13.05 hereof.
          “Nonconsolidation Opinion” shall have the meaning set forth in Section 4.41 hereof.

          “Note” shall mean that certain promissory note of even date herewith in the principal amount of One Hundred Thirty Million and No/100 Dollars ($130,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Note Rate” shall mean 6.2125% per annum.
          “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.
          “Officer’s Certificate” means a certificate delivered to Lender and signed by a duly authorized officer of Borrower.
          “Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of each Individual Property, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to one-half of one percent (0.5%) of the rent paid by Operating Lessee to Borrower, operational equipment or other lease payments as approved by Lender, normalized capital expenditures equal to $341,264 per annum, and normalized tenant improvement and leasing commissions costs equal to $400,000 per annum but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.
          “Operating Income” shall mean, with respect to any period of time, all income of Borrower, computed in accordance with GAAP, derived from the ownership and operation of each Individual Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, percentage rents, unforfeited security deposits, utility and other similar deposits, income from Tenants not paying rent, income from Tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds.

          “Operating Leases” shall mean collectively those certain Master Lease Agreements identified on Schedule 1.01 hereof.
          “Operating Lease Guaranty” shall mean collectively, each Guaranty of Lease executed and delivered by Lease Guarantor for the benefit of Borrower with respect to each Operating Lease pursuant to which Lease Guarantor guarantees the payment and performance obligations of the Operating Lessee under each Operating Lease and identified on Schedule 1.01 hereof.
          “Operating Lease Rent” shall mean all rent owed by Operating Lessee to Borrower under the Operating Lease.
          “Operating Lessee” shall mean the lessee under the applicable Operating Lease as identified on Schedule 1.01 hereof or any replacement lessee approved by Lender and the Rating Agencies.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.
          “Outside Disbursement Date” shall have the meaning set forth in Section 2.07 hereof.
          “Participations” shall have the meaning set forth in Section 13.01 hereof.
          “Payment Date” shall mean the first day of each calendar month.
          “Permitted Encumbrances” shall mean collectively (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) Liens, if any, for Taxes or other impositions imposed by any Governmental Authority not yet due and delinquent, (d) Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 5.04(b) hereof; (e) in the case of Liens arising after the date hereof, statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith in accordance with Section 5.04(b) hereof; (f) easements, rights-of-way, REAs, restrictions and other similar charges or non-monetary encumbrances against real property which would not individually or in the aggregate be reasonably likely to cause a MAE with respect to an Individual Property; (g) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within 30 days after the entry thereof or within 30 days after the expiration of any stay, as applicable; (h) any matters disclosed by the surveys (which are required to be delivered to Lender pursuant to Section 3.02(c) hereof) provided that survey-related coverage reasonable acceptable to Lender is included under the Title Insurance Policy; and (i) such other title and survey exceptions or other Liens as Lender may approve in writing in Lender’s sole discretion.

          “Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:
     (a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States of America or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;
     (b) Federal Housing Administration debentures;
     (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (d) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(f) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (h) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
     (i) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Physical Conditions Report” shall mean, the reports prepared in connection with the Loan and upon which the Lender is entitled to rely, regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.
          “Policies” shall have the meaning specified in Section 8.01(b) hereof.
          “Prepayment Calculation Date” shall mean, as applicable, the date on which (a) Lender applies any prepayment to the reduction of the outstanding principal amount of the Note, (b) Lender accelerates the Loan, in the case of a prepayment resulting from acceleration, or (c) Lender applies funds held under any Reserve Account upon the occurrence of an Event of Default, in the case of a prepayment resulting from such an application (other than in connection with acceleration of the Loan).
          “Prepayment Premium” shall mean an amount equal to the greater of (a) 1% of the portion of the Loan being prepaid, and (b) the present value as of the Prepayment Calculation

Date of a series of monthly payments over the remaining term of the Loan each equal to the amount of interest which would be due on the portion of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Note Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield.
          “Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.
          “Prohibited Transfer” shall have the meaning set forth in Section 7.02 hereof.
          “Property” shall mean, collectively, each Individual Property.
          “Property Release” shall have the meaning set forth in Section 2.05(a) hereof.
          “Provided Information” shall have the meaning set forth in Section 13.05(a) hereof.
          “Purchase Agreement” shall mean that certain Purchase Agreement dated on or about October 29, 2005, between The Bon-Ton Stores, Inc. and Saks Incorporated, as amended.
          “Qualified Manager” shall mean a company approved by Lender, which approval shall not have been unreasonably withheld, conditioned or delayed and for which Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a revised substantive non-consolidation opinion if one was delivered in connection with the closing of the Loan.
          “Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.
          “REA” shall mean any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Individual Property or portion thereof which by its terms in the event of a breach thereof by Borrower permits a lien to be placed upon an Individual Property which primes the Mortgage and such lien is greater than $50,000 or which grants to any other Person an option to purchase the applicable Individual Property or grants a right of first refusal to any other Person with respect to the applicable Individual Property.
          “Reinvestment Yield” shall mean the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield.
          “Related Loan” shall have the meaning set forth in Section 13.04 hereof.
          “Related Property” shall have the meaning set forth in Section 13.04 hereof.
          “Release” shall have the meaning set forth in Section 12.05 hereof.
          “Release Amount” shall mean with respect to any Individual Property as of the date of the proposed Property Release of such Individual Property pursuant to Section 2.05(a) hereof, the product of the Allocated Loan Amount and (a) one hundred and ten percent (110%) if the applicable Allocated Loan Amount of such Individual Property when added to the Allocated Loan Amounts of all Properties released prior to or simultaneously with such Individual Property is equal to twenty-five percent (25%) or less of the original principal amount of the Loan as of the Closing Date and (b) one hundred and fifteen percent (115%) if the applicable Allocated Loan Amount when added to the Allocated Loan Amounts of all Properties released prior to or simultaneously with such Individual Property is greater than twenty-five percent (25%) and less than or equal to fifty percent (50%) inclusively of the original principal amount of the Loan as of the Closing Date. If the applicable Allocated Loan Amount when added to the Allocated Loan Amounts of all Properties released prior to or simultaneously with such Individual Property is greater than fifty percent (50%) inclusively of the original principal amount of the Loan as of the Closing Date, no Property Release shall be permitted.
          “REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D, or applicable successor provisions, of the Code) that holds the Note.
          “Rent Roll” shall have the meaning set forth in Section 4.25 hereof.
          “Rents” shall mean the Operating Lease Rent and any rents due under any Lease.
          “Replacement Reserve Account” shall have the meaning set forth in Section 9.02(b) hereof.
          “Replacement Reserve Funds” shall have the meaning set forth in Section 9.02(b) hereof.
          “Replacement Reserve L/C” shall have the meaning set forth in Section 9.02(c) hereof.
          “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.02(b) hereof.
          “Replacements” shall have the meaning set forth in Section 9.02(a) hereof.
          “Required Repairs” shall have the meaning set forth in Section 9.01(a) hereof.

          “Required Work” shall have the meaning set forth in Section 9.04 hereof.
          “Reserve Accounts” shall mean the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Required Repair Account, the Excess Cash Reserve Account, the Lease Shortfall Reserve Account or any other escrow account established by the Loan Documents. The Reserve Accounts are sub-accounts of the Cash Management Account.
          “Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Funds, the Excess Cash Reserve Funds, the Lease Shortfall Reserve or any other escrow funds established by the Loan Documents.
          “Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of an Individual Property, the completion of the repair and restoration of the Property as nearly as possible to the condition of such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
          “Restoration Consultant” shall have the meaning set forth in Section 8.04(b)(iii) hereof.
          “Restoration Retainage” shall have the meaning set forth in Section 8.04(b)(iv) hereof.
          “Restricted Party” shall have the meaning set forth in Section 7.01 hereof.
          “Sale or Pledge” shall have the meaning set forth in Section 7.01 hereof.
          “Securities” shall have the meaning set forth in Section 13.01 hereof.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Securities Liabilities” shall have the meaning set forth in Section 3.05 hereof.
          “Securitization” shall have the meaning set forth in Section 13.01 hereof.
          “Securitization Closing Date” shall mean a date selected by Lender in its sole discretion by providing not less than three (3) Business Days’ prior notice to Borrower.
          “Senior Credit Facility” shall mean that certain Loan and Security Agreement dated as of March 6, 2006 by and among BTDS, Herberger’s Department Stores, LLC, Parisian, Inc., and The Elder-Beerman Stores Corp. as borrower, certain Lenders thereunder and Bank of America, N.A., as Agent.
          “Significant Obligor” shall have the meaning set forth in Section 13.04(a) hereof.
          “SPE Component Entity” shall have the meaning set forth in Section 6.01(b) hereof.
          “Special Member” shall have the meaning set forth in Section 6.01(d).

          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          “State” shall mean the state or states in which the Property or any part thereof is located.
          “Substitute Property” shall have the meaning set forth in Section 2.06 hereof.
          “Substituted Property” shall have the meaning set forth in Section 2.06 hereof.
          “Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.06 hereof.
          “Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.06 hereof.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
          “Tenant” shall mean any Operating Lessee and/or any other Person leasing or otherwise occupying any portion of any Individual Property under an agreement with Borrower.
          “TIF Mortgage” shall have the meaning set forth in Section 2.07(c) hereof.
          “TIF Subordination Agreement” shall have the meaning set forth in Section 2.07(c) hereof.
          “Title Insurance Policy” shall mean, with respect to each Individual Property, that certain ALTA mortgagee title insurance policy issued with respect to such Individual Property and insuring the lien of the Mortgage.
          “Transferee” shall have the meaning set forth in Section 7.05 hereof.
          “Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.
          “Underwriter Group” shall have the meaning set forth in Section 13.06(b) hereof.
          Section 1.01 Principles of Construction.
          All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II
GENERAL TERMS
          Section 2.01 Loan Commitment; Disbursement to Borrower.
          (a) Subject to and upon the terms and conditions set forth herein and in Section 2.07 below, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
          (b) Subject to the provisions of Section 2.07 with respect to the Holdback Amount, Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.
          (c) The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.
          (d) Borrower shall use the proceeds of the Loan to (i) pay costs and expenses in connection with the financing of the Property and the closing of the Loan, (ii) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, and (iii) distribute the balance, if any, to Borrower’s members.
          Section 2.02 Interest Rate.
          (a) Note Rate. The outstanding principal amount of the Loan shall bear interest at the Note Rate. Except as otherwise set forth in this Agreement, interest shall be paid in arrears.
          (b) Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during an Interest Period. Lender shall determine in good faith each interest rate applicable to the Debt in accordance with this Agreement and such determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.
          (c) Default Rate. Any principal of, and to the extent permitted by applicable law, any interest on the Note, and any other sum payable hereunder, which is not paid when due shall bear interest from the date due and payable until paid, payable on demand, at the Default Rate.
          (d) Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
          Section 2.03 Loan Payments.
          (a) Payments. Borrower agrees to pay sums under the Note in installments as follows:
     (i) a payment on the Closing Date of all interest that will accrue on the principal amount of the Note during the Interim Interest Period;
     (ii) a payment on each Payment Date in the amount of $804,994.82 (the “Monthly Payment Amount”); and
     (iii) the outstanding principal amount of the Loan and all interest thereon shall be due and payable on the Maturity Date.
          (b) Payments After Default. Upon the occurrence and during the continuance of an Event of Default, (i) interest on the outstanding principal balance of the Loan and, to the extent permitted by applicable law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, and (ii) Lender shall be entitled to receive and Borrower shall pay or cause to be paid to Lender all cash flow from the Property, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (x) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (y) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance of any Event of Default, despite any payment by Borrower to Lender.

          (c) Late Payment Charge. If any principal or interest payment is not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law (in either case, the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law. Notwithstanding the foregoing, the Late Payment Charge shall not be payable on the outstanding principal due and payable on the Maturity Date unless and until such final principal payment is ten (10) days delinquent, at which time the Late Payment Charge shall be due and owing with respect to same (it being understood and agreed to by Borrower that the foregoing is not limited to, and in no way does, grant to Borrower a grace period with respect to such final principal and interest payment due and owing on the Maturity Date and Lender shall be entitled to all of its other rights and remedies (including, without limitation, the right to charge interest at the Default Rate) in the event that all principal, interest and other amounts outstanding hereunder and under the other Loan Documents are not paid on or before the Maturity Date.
          (d) Method and Place of Payment. Each payment by Borrower hereunder or under the Note shall be payable at Bank of America, P.O. Box 65585, Charlotte, North Carolina 28265-0585, or at such other place as the Lender may designate from time to time by written notice to Borrower, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 12:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in default hereunder or thereunder in the event funds sufficient for a required transfer are held in an appropriate Eligible Account and Lender or servicer fails to timely make any transfer from such Eligible Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower.
          Section 2.04 Prepayments.
          (a) Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. Any partial prepayment shall be applied to the last payments of principal due under the Loan.
          (b) Lockout. The Loan shall only be prepayable commencing on the day after the expiration of the Lockout Period.
          (c) Payments After the Lockout Period.
     (i) At any time after the expiration of the Lockout Period, Borrower may prepay the Loan in whole, but not in part, upon not less than thirty (30) days prior written notice to Lender. Any such prepayment shall include the Prepayment Premium, if any, and all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under the Note and the other Loan Documents.
     (ii) All payments and prepayments of the Loan (in whole but not in part), whether voluntary, involuntary, at the Maturity Date or otherwise (but exclusive of prepayments made pursuant to Section 2.04(e) hereof) shall include, without duplication, (x) payment by Borrower to Lender of the Prepayment Premium (as set forth in subsection (i) above), if any, and (y) interest on the outstanding principal amount of the Loan through the end of the Interest Period in which such payment or prepayment occurs. For purposes of this Agreement, an involuntary prepayment shall be deemed to include, but not limited to, a prepayment of the Loan in connection with or following the Lender’s acceleration of the outstanding balance of the Loan, whether or not the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by other means, including, without limitation, repayment of the Loan by the Borrower or any other Person pursuant to any statutory or common law right of redemption.
          (d) Prepayments During the Lockout Period. If, during the Lockout Period, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (i) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (ii) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in this Section 2.04 and Borrower shall pay, in addition to the Debt, (x) an amount equal to the Lockout Yield Maintenance Premium to the extent permitted by applicable law and (y) the accrued and unpaid interest calculated for the full Interest Period in which such voluntary prepayment occurs.
          (e) Insurance and Condemnation Proceeds; Excess Interest. Notwithstanding any other provision herein to the contrary, and provided no Event of Default exists, Borrower shall not be required to pay the Prepayment Premium or Lockout Yield Maintenance Premium in connection with any prepayment occurring solely as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, or (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the outstanding principal amount of the Loan. Notwithstanding the foregoing, the Borrower shall pay interest for the full final Interest Period in which such prepayment occurs.
          (f) Mandatory Prepayment. Notwithstanding anything to the contrary contained herein, in the event that any Individual Property is subject to a Casualty or Condemnation and as a result of such Casualty or Condemnation the applicable Operating Lessee terminates the applicable Operating Lease, Borrower shall be required to effectuate a Property Release, and Borrower shall comply with the terms and conditions of Section 2.05 hereof with respect to such Individual Property. Borrower shall cause the affected Individual Property to be released within thirty (30) days of the occurrence of such Casualty or Condemnation, provided, that, with respect to any such Property Release, the Release Amount shall be the Allocated Loan Amount for the affected Individual Property without payment of any Prepayment Premium.

          (g) Application of Payments. All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, in the following order: (i) to all costs and expenses then due and payable to Lender hereunder or under the other Loan Documents, (ii) to accrued but unpaid interest on the outstanding principal amount prepaid, and (iii) to the outstanding principal amount. Following the occurrence and during the continuance of an Event of Default, any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.
          Section 2.05 Property Releases.
          After the Lockout Period and provided no Event of Default exists, Borrower may obtain the release of an Individual Property from the lien (or at Borrower’s option, an assignment thereof to one or more third parties) of the Mortgage thereon (and the related Loan Documents) and the release of the Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive) (each such release or assignment a “Property Release”), upon the satisfaction of each of the following conditions in a manner satisfactory to a prudent mortgage lender:
          (a) Borrower shall pay the Release Amount for the applicable Individual Property, and such payment shall be deemed a voluntary prepayment of a portion of the Loan for all purposes hereunder;
          (b) Borrower shall pay to Lender any applicable Prepayment Premium plus, without duplication, interest on such prepaid amount of the Loan through the end of the Interest Period in which such payment or prepayment occurs;
          (c) Borrower shall submit to Lender, not less than seven (7) Business Days prior to the Payment Date on which the Property Release shall be made, a release (or assignment) of the lien of the Mortgage (and related Loan Documents) for such Individual Property for execution by Lender. Such release (or assignment) shall be in a form appropriate in the jurisdiction in which the Individual Property is located and that contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with the Release, together with a certificate from an officer of Borrower certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released or assigned (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);
          (d) After giving effect to such Property Release, the Debt Service Coverage Ratio for the Properties then remaining subject to the lien of the Mortgage shall be equal to or exceed the greater of (i) the Debt Service Coverage Ratio as of the Closing Date or (ii) the Debt Service Coverage Ratio immediately prior to the Property Release;

          (e) Concurrently with the payment of the Release Amount, New Mezzanine Borrower, if any, shall make a partial prepayment of the related New Mezzanine Loan, if any, equal to the related release amount (as defined in the applicable New Mezzanine Loan Documents), if any, applicable to such Individual Property, together with any related interest, fees, prepayment premiums or other amounts payable under the related New Mezzanine Loan Documents, if any, in connection with such prepayment, including, to the extent such prepayment is made on a date other than a Payment Date, interest which would have accrued on the outstanding principal balance of the related New Mezzanine Loan, if any, pursuant to the New Mezzanine Loan Documents;
          (f) Borrower shall execute and deliver to Lender any amendments to the Loan Documents reasonably deemed necessary by Lender to affect the Property Release, including adjustments to reserve and escrow accounts which lower the amounts required to be held by Lender as a result of the Property Release;
          (g) All reasonable costs and expenses incurred by Lender in connection with such Property Release shall be paid by Borrower. Any assignments made by Lender shall be without recourse, representation or warranty by Lender and shall comply with all applicable law;
          (h) the Allocated Loan Amount for the applicable Individual Property, when combined with the Allocated Loan Amount attributable to the other Individual Properties that have been released pursuant to this Section 2.05, shall not represent more than (x) 15% of the original principal amount of the Loan in any given twelve (12) consecutive month period, and (y) in the aggregate, 40% of the original principal amount of the Loan over the entire term of the Loan;
          (i) Borrower shall have provided evidence reasonably acceptable to Lender, that it has terminated the applicable Operating Lease with respect to such Individual Property in accordance with the terms of such Operating Lease including, without limitation, the payment by Borrower to the applicable Tenant of any compensation owing by Borrower to such Tenant under such Operating Lease with respect to the Individual Property being released.
          Section 2.06 Substitution of Properties.
          Subject to the terms and conditions set forth in this Section, Borrower may obtain a release of the Lien of a Mortgage (and the related Loan Documents) encumbering an Individual Property (a “Substituted Property”) by substituting therefor its interest in one or more properties of like kind and quality acquired by Borrower (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that no such substitution may occur after the date that is three (3) months prior to the Maturity Date. In addition, any such substitution shall be subject, in each case, to the satisfaction of the following conditions precedent:
          (a) The Substitute Property must be a property as to which Borrower will hold indefeasible fee or ground leasehold title free and clear of any lien or other encumbrance except for Permitted Encumbrances, Leases and easements, restrictive covenants and other title exceptions which do not have an MAE (as would be determined by a prudent mortgage lender) on the utility or value of such property for its current use. In the event the Borrower’s interest in any Substitute Property is a ground leasehold interest, the ground lease must comply with all then-applicable Rating Agency requirements and the ground lessor must issue an estoppel certificate satisfying Rating Agency requirements and otherwise confirming the absence of any defaults under the applicable ground lease, the term of the ground lease and an acknowledgement of Lender’s lien on the leasehold estate and its address for notices, in addition to such other commercially reasonable statements required by prudent mortgage lenders.
          (b) Lender and Rating Agencies shall have received (A) a copy of a deed conveying all of Borrower’s right, title and interest in and to the Substituted Property (x) to an entity other than Borrower or its manager, sole member, general partner or managing member (as applicable) in an arms’ length transaction or (y) to any other Affiliate of Borrower or Borrower Principal and (B) a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Substituted Property is located.
          (c) Lender and the applicable Rating Agencies shall have received an MAI appraisal of the Substitute Property dated no more than ninety (90) days prior to the substitution by a nationally recognized and independent appraiser, indicating an appraised value of the Substitute Property that is at least equal or greater than the appraised value of the Substituted Property determined by Lender as of the Closing Date.
          (d) Borrower has delivered to Lender historical calculations of EBITDA and proforma calculations of EBITDA, each of which shall be certified by an officer of Borrower, reflecting that the proforma annualized EBITDA for the Substitute Property is equal to or greater than the higher of (i) EBITDA (for the trailing 12 month period) for the Substituted Property as of the Closing Date and (ii) EBITDA (for the trailing 12 month period) for the Substituted Property immediately prior to the substitution thereof.
          (e) The Person transferring the Substitute Property is solvent and the Substitute Property was transferred to Borrower in an arm’s length transaction.
          (f) If the Loan is part of a Securitization, Lender shall have received evidence in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such substitution for the Securities issued in connection with the Securitization that are then outstanding.
          (g) No Event of Default shall have occurred and be continuing. Lender and the Rating Agencies shall have received a certificate from Borrower confirming the foregoing.
          (h) Borrower shall have executed, acknowledged and delivered to Lender (A) a Mortgage, and authorized the filing of UCC financing statements with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Mortgage and UCC financing statements and agreeing to record or file, as applicable, such Mortgage and one of the UCC financing statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC financing statements in the office of the Secretary of State of the state in which the Borrower is organized, so as to effectively create upon such recording and filing valid and enforceable liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other liens as are permitted pursuant to the Loan Documents, (B) an Environmental Indemnity Agreement with respect to the Substitute Property, (C) an Exceptions to Non-Recourse Guaranty with respect to the Substitute Property, and (D) written confirmation of indemnity obligations from each indemnitor and Borrower Principal regarding such substitution. The Mortgage, UCC financing statements, Exceptions to Non-Recourse Guaranty and Environmental Indemnity Agreement shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (n) below. The Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred twenty five percent (125%) of the amount of the Loan allocated to the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Release Amount”) shall equal the Allocated Loan Amount of the related Substituted Property.
          (i) Lender shall have received (A) any “tie in” or similar endorsement to each Title Insurance Policy insuring the lien of an existing Mortgage as of the date of the substitution available with respect to the Title Insurance Policy insuring the lien of the Mortgage with respect to the Substitute Property and (B) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the lien of the existing Mortgage and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the lien of the Mortgage encumbering the Substituted Property, to the extent such agreements are available in the jurisdiction in which the Substitute Property is located. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Allocated Loan Amount if the “tie in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty five percent (125%) of the Allocated Loan Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are contained in the Title Insurance Policies insuring the liens of the existing Mortgage, to the extent available in the jurisdiction in which the Substitute Property is located and (4) name Lender as the insured. Lender also shall have received copies of paid receipts showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

          (j) Lender shall have received a current title survey for each Substitute Property, certified to the title company and Lender and their successors and assigns, in the same form and having the same content as the certification of the Survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including items 1, 2, 3, 4, 6, 8, 9, 10, 11(a) (as to utilities, surface matters only) and 13 from Table A. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property. The surveyor’s seal shall be affixed to each survey and each survey shall certify that the surveyed property is not located in a “one hundred year flood hazard area.”
          (k) Lender shall have received valid certificates of insurance indicating that the requirements for the Policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.
          (l) Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report from a nationally recognized environmental consultant approved by the Rating Agencies (if applicable), not less than forty five (45) days prior to such release and substitution, which conclude that the Substitute Property does not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as a hotel, in full compliance with Environmental Law) and is not subject to any risk of contamination from any off site Hazardous Materials. If any such report discloses the presence of any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as a hotel, in full compliance with Environmental Law) or the risk of contamination from any off site Hazardous Materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (i) an update to such report indicating that there is no longer any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as a hotel, in full compliance with Environmental Law) on the Substitute Property or any danger of contamination from any off site Hazardous Materials that has not been fully remediated in accordance with all applicable laws and (ii) paid receipts indicating that the costs of all such remediation work have been paid. Such report shall also state the amount of time that will be necessary to complete such remediation, as may be required by law. Borrower covenants to undertake any repairs, cleanup or remediation indicated.
          (m) Borrower shall deliver or cause to be delivered to Lender (i) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender in connection with the Closing Date; (ii) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction) and (iii) resolutions of the managing member of Borrower authorizing the substitution and any actions taken in connection with such substitution.
          (n) Lender shall have received the following opinions of Borrower’s counsel (which opinions, with respect to the opinions set forth in clauses (i), (ii) and (iii) below, shall be in form similar to the corresponding opinions delivered in connection with the closing of the Loan): (i) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (h) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (ii) an opinion of counsel stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (h) above were duly authorized, executed and delivered by Borrower and that, to the best of Borrower’s counsel’s knowledge, the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (iii) an opinion of counsel stating that subjecting the Substitute Property to the lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or to realize the benefits of the cross collateralization provided for thereunder; (iv) an update of the substantive consolidation opinion delivered to Lender on the Closing Date indicating that the substitution does not affect the opinions set forth therein; (v) an opinion of counsel acceptable to the applicable Rating Agencies stating that the substitution and the related transactions do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws and (vi) an opinion of counsel acceptable to the applicable Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC.
          (o) To the extent then currently due and payable, Borrower shall have paid or caused to be paid all Taxes and Insurance Premiums relating to each of the Individual Properties and the Substitute Property, including, without limitation, (i) accrued but unpaid i Insurance Premiums relating to each of the Individual Properties and the Substitute Property, (ii) currently due Taxes (including any in arrears) relating to each of the Individual Properties and the Substitute Property and (iii) any other charges relating to each of the Individual Properties and Substitute Property which are currently due.
          (p) Borrower shall have paid or reimbursed Lender for all third party out of pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

          (q) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the three (3) most recently completed fiscal years and a current operating statement for the Substituted Property or, if information is not available for a three (3) year period or if the Substituted Property has been substantially renovated within such three (3) year period, such lesser period as is available, but in no event less than twelve (12) months. Each of the statements required under this clause (q) shall be certified to Lender as being true and correct and a certificate from Borrower certifying that there has been no adverse change in the financial condition of the Substitute Property since the date of such operating statements.
          (r) Borrower shall have delivered to Lender estoppel certificates from any Operating Lessees and other tenants of the Substitute Property. All such estoppel certificates shall be in the form attached hereto as Exhibit A and shall indicate, among other things, that (1) the subject lease is a valid and binding obligation of the tenant thereunder, (2) there are no defaults under such lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no defense or offset to the payment of rent under such leases, (4) no rent under such lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option or right of first refusal under such lease to purchase all or any portion of the Substitute Property and (6) all tenant improvement work required under such lease has been completed and the tenant under such lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such lease.
          (s) Lender shall have received copies of all Leases affecting the Substitute Property certified by Borrower as being true and correct. Lender shall have received a current Rent Roll of the Substitute Property certified by Borrower as being true and correct.
          (t) Intentionally omitted.
          (u) Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Property constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot or other reasonable evidence including a copy of the latest tax bill or tax lot endorsement to Title Insurance Policy.
          (v) Lender shall have received a physical conditions report with respect to the Substitute Property from a nationally recognized structural consultant approved by the Rating Agencies (if applicable) in a form recognized and approved by such Rating Agencies not less than forty-five (45) days prior to such release and substitution stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste. If compliance with any Legal

Requirements are not addressed by the physical conditions report, such compliance shall be confirmed by delivery to Lender of a certificate of an architect licensed in the state in which the Substitute Property is located, a letter from the municipality in which such Substitute Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the Title Insurance Policy delivered pursuant to clause (i) above (with respect to zoning laws) or a subdivision endorsement to the Title Insurance Policy delivered pursuant to clause (i) above (with respect to subdivision laws) to the extent such endorsements are available in the jurisdiction in which the Substitute Property is located. If the physical conditions report recommends that any repairs be made with respect to the Substitute Property, such physical conditions report shall either (i) include an estimate of the cost of such recommended repairs (in which case Borrower shall deposit into the Required Repair Account an amount equal to one hundred twenty five percent (125%) of such estimated cost), or (ii) state the specific amounts that need to be reserved over time in order to meet the requirements of such replacement (in which case Borrower shall deposit such reserves into the Replacement Reserve Account on a monthly basis to the extent that Borrower is required to otherwise be making such deposits pursuant to Section 9.02 hereof). Any such deposits shall constitute additional security for the Loan pursuant to Section 9.08 and shall be released to Borrower pursuant to Section 9.05. Borrower covenants to undertake any repairs, cleanup or remediation indicated in the physical conditions report before the earlier of (A) the time required by applicable law or (B) the time recommended in the physical conditions report.
          (w) Borrower shall (i) have in effect an Operating Lease with respect to the Substitute Property which is in the same form and substance as the Operating Lease in effect on the date hereof; (ii) deliver evidence to Lender that the Operating Lease Guaranty applies to, and is in effect with respect to, the Substitute Property on the same terms and conditions set forth in the Operating Lease Guaranty as of the date hereof; and (iii) have provided evidence that it has terminated the applicable Operating Lease with respect to the Substituted Property including, without limitation, the payment by Borrower to the applicable Tenant of any compensation owing by Borrower to such Tenant under such Operating Lease with respect to the Substituted Property.
          (x) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as the Rating Agencies may have requested.
          (y) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Property together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.
          (z) Lender shall have a received a certification of Borrower that each of the representations and warranties with respect to the Property as a whole, the Substitute Property and the Borrower set forth in the Loan Documents are true and correct in all material respects as of the date of closing of the proposed substitution.

          (aa) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such substitution, a release of lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located. Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.06 have been satisfied.
          (bb) The total Allocated Loan Amount, in the aggregate, for all prior Substituted Properties (including the current Substituted Property) is (i) for any consecutive twelve (12) month period, less than fifteen percent (15%) of the original principal amount of the Loan and (ii) for the entire term of the Loan, less than twenty-five percent (25%) of the original principal amount of the Loan.
          (cc) The Substitute Property shall be subject to the lien of the related Mortgage and subject to the cross-collateralization and cross-default provisions of this Agreement and the Mortgage.
          (dd) Borrower shall have delivered to Lender not less than sixty (60) days prior written notice of the proposed substitution and Lender shall have received the information and documentation with respect to the Borrower and the Substitute Property required to be delivered hereunder not less than thirty (30) days prior to the date of the proposed substitution.
          (ee) Borrower shall have paid to Lender (i) a non-refundable processing fee of $5,000 for each request for a substitution (provided, that, Borrower shall not be required to pay any such fee in connection with the first request for a substitution hereunder).
          (ff) Any Management Agreement relating to the Substitute Property shall be satisfactory to a prudent lender.
          Upon the satisfaction of the foregoing conditions precedent, Lender will release its lien from the Substituted Property to be released and the Substitute Property shall be deemed to be an Individual Property for purposes of this Loan Agreement and the Substitute Release Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder.
          Section 2.07 Holdback For Individual Property Located in St. Paul, Minnesota.
          On the date hereof, Lender shall hold back the amount of $7,540,000 from the proceeds of the Loan which represents the Allocated Loan Amount for the Individual Property located in St. Paul, Minnesota (the “Holdback Amount”; such Individual Property, the “Holdback Property”). Until such time that Borrower receives notice from Lender that the Loan is scheduled to be in a Securitization (the “Holdback Notice”) and subject to the terms and conditions set forth below, Lender agrees to advance the Holdback Amount under the Note (the “Holdback Disbursement”), which shall be deemed for all purposes to be part of the principal amount of the Loan evidenced by the Note. Lender’s Holdback Notice shall set forth a date specific by which the Borrower must satisfy the conditions of this Section 2.07 to obtain the Holdback Disbursement (the “Outside Disbursement Date”). Lender shall have no obligation to disburse all or any portion of the Holdback Disbursement unless and until all of the following conditions shall be satisfied in Lender’s sole and absolute discretion (collectively, the “Funding Conditions”):
          (a) Borrower shall have delivered a written request (the “Disbursement Request”) to Lender not less than five (5) Business Days (or such time frame reasonably approved by Lender) prior to the requested date of funding of the Holdback Disbursement (the “Disbursement Funding Date”);
          (b) No Event of Default shall exist under this Agreement or any of the other Loan Documents at the time of delivery of the Disbursement Request and on the Disbursement Funding Date;
          (c) Borrower shall have obtained and delivered to Lender a subordination agreement from the current holder of that Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement granted from University Avenue Marketplace, Inc. to The Housing and Redevelopment Authority of the City of Saint Paul, Minnesota with respect to the Holdback Property (the “TIF Mortgage”) which subordination agreement subordinates the lien of such TIF Mortgage to the Lien of the Lender’s Mortgage on the Holdback Property (the “TIF Subordination Agreement”), such TIF Subordination Agreement to be acceptable to Lender in its sole discretion;
          (d) The TIF Subordination Agreement must run to, and for the benefit of, Lender and Lender’s successors and assigns, including specifically, but without limitation, a trustee of a Securitization in which the Loan is included;
          (e) Upon receipt of the TIF Subordination Agreement, Borrower shall obtain, at Borrower’s sole cost and expense, an endorsement to Lender’s Title Insurance Policy on the Holdback Property which reflects that the TIF Mortgage is a subordinate matter and has been moved to Schedule B-II of Lender’s Title Insurance Policy and insuring that the Lien of Lender’s Mortgage is a first priority Lien on the Holdback Property, such endorsement to be acceptable to Lender in its sole discretion;
          (f) Borrower shall have executed and delivered to Lender such amendments to the Note, this Agreement and any of the other Loan Documents as Lender may require to evidence the disbursement of the Holdback Disbursement, the re-setting of the Note Rate to reflect, if necessary, the blended interest rate of the Loan funded on the date hereof at the Note Rate and the Holdback Disbursement being funded at a different interest rate (if such different interest rate is applied to the Holdback Disbursement because the Borrower has not otherwise maintained one or more interest rate lock arrangements for the existing Note Rate with the Lender for the Holdback Amount through the Disbursement Date) and a change in the Monthly Payment Amount pursuant to the terms of the Note, the fact that Borrower’s obligation to repay same is secured by the Mortgage and such other matters as Lender may elect in its sole and absolute discretion;
          (g) If required by Lender, Lender shall have received an opinion of counsel in form, scope and from counsel acceptable to Lender with respect to the execution, delivery and enforceability of the Loan Documents as amended in connection with the funding of the Holdback Disbursement;
          (h) All costs, fees and expenses incurred by Lender in connection with the Holdback Disbursement (including, without limitation, Lender’s counsel fees, title insurance fees or premiums, recording costs and taxes with respect to the recording of any amendment to the Mortgage) shall be the sole responsibility of Borrower and shall be paid to Lender on or before the Disbursement Funding Date; and
          (i) In the event that all of the Funding Conditions have not been satisfied on or before the Outside Disbursement Date, Lender shall have no obligation to fund the Holdback Disbursement.
          In the event the Borrower does not request and obtain the Holdback Disbursement pursuant to the requirements set forth above: (i) Borrower shall, within five (5) Business Days of the Outside Disbursement Date, distribute the Holdback Property to its direct or indirect owners and continue to comply with the requirements of Article VI hereof; (ii) if reasonably required by Lender, Borrower shall update the Nonconsolidation Opinion to reflect that the Holdback Property is no longer owned by the Borrower; (iii) without further action by the parties, the face amount of the Note shall automatically be deemed to be revised to be a Note in the principal amount of $122,460,000; (iv) the Borrower shall cause the applicable Operating Lease to be terminated with respect to the Holdback Property; and (v) Borrower shall have executed and delivered to Lender such amendments to this Agreement and any of the other Loan Documents as Lender may require to evidence that the Holdback Property is being removed from the Loan and that the Holdback Disbursement is not being made. Any costs and expenses incurred by Borrower and/Lender in connection with the requirements of this paragraph shall be paid by Borrower upon demand by Lender.
ARTICLE III
CONDITIONS PRECEDENT
          The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:
          Section 3.01 Representations and Warranties; Compliance with Conditions.
          The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, and Lender shall have determined that no Default or Event of Default shall have occurred and is continuing on the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

          Section 3.02 Delivery of Loan Documents; Title Insurance; Reports; Leases.
          (a) Mortgage, Loan Agreement and Note. Lender shall have received from Borrower a fully executed and acknowledged Mortgage with respect to each Individual Property and evidence reasonably acceptable to Lender that each Mortgage and Uniform Commercial Code financing statement has been delivered to the title company issuing the Title Insurance Policy for recording so as to effectively create upon such recording valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be required under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the Environmental Indemnity, this Agreement, the Note and all other Loan Documents.
          (b) Title Insurance. Lender shall have received each Title Insurance Policy dated as of the Closing Date, with reinsurance reasonably acceptable to Lender. Each Title Insurance Policy shall (i) provide coverage with respect to the applicable Individual Property in an amount acceptable to Lender, (ii) insure Lender that the Mortgage creates a valid lien on each Individual Property of the requisite priority subject only to Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request to the extent available in the states and jurisdictions where the applicable Individual Property is located, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of each such Title Insurance Policy have been paid.
          (c) Survey. Lender shall have received a current title survey for each Individual Property, certified to the title company issuing the Title Insurance Policy and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall meet the classification of an “Urban Survey” and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 1, 2, 3, 4, 6, 8, 9, 10, 11(a) (as to utilities, surface matters only) and 13. Such survey shall reflect the same legal description contained in the Title Insurance Policy referred to in subsection (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of each Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for each survey in form and substance acceptable to Lender.
          (d) Insurance. Lender shall have received copies of the Policies required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.
          (e) Environmental Reports. Lender shall have received an Environmental Report in respect of each Individual Property reasonably satisfactory to Lender.

          (f) Zoning/Building Code. Lender shall have received evidence of compliance with zoning and building ordinances and codes, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender with respect to each Individual Property.
          (g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on each Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.
          (h) Lien Searches. Borrower shall have delivered to Lender certified search results pertaining to the Borrower, Borrower Principal and such other Persons or any SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.
          Section 3.03 Related Documents.
          Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and at Lender’s written request, Lender shall have received and approved certified copies thereof.
          Section 3.04 Organizational Documents.
          On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower, each SPE Component Entity and Borrower Principal which shall be reasonably acceptable to Lender, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, each SPE Component Entity and Borrower Principal, as Lender may reasonably request, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.
          Section 3.05 Opinions of Borrower’s Counsel.
          Lender shall have received opinions of counsel (a) with respect to non-consolidation issues, (b) with respect to due execution, authority and enforceability of the Loan Documents, and (c) with respect to Delaware single member limited liability company issues and Delaware authority to file bankruptcy petition issues, each of which shall be in form and substance reasonably satisfactory to Lender and Lender’s counsel.
          Section 3.06 Annual Budget.
          Borrower shall have delivered to Lender, for Lender’s review and approval, the Annual Budget for the current fiscal year. Any proposed modifications to such Annual Budget shall be delivered to Lender for its review, but not approval.

          Section 3.07 Taxes and Other Charges.
          Borrower shall have paid all Taxes and Other Charges (including any in arrears) relating to the Property, except to the extent the same are not yet delinquent or are being contested in accordance with the terms and conditions of Section 5.04(b) hereof), which amounts may be funded with proceeds of the Loan.
          Section 3.08 Completion of Proceedings.
          All limited liability company and other proceedings taken by Borrower in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such authority documents as Lender may reasonably request.
          Section 3.09 Payments.
          All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been made in accordance with the terms and conditions hereof and thereof.
          Section 3.10 Transaction Costs.
          Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed Lender for all actual, reasonable out of pocket expenses in connection with the underwriting, negotiation and closing of the Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender.
          Section 3.11 No Material Adverse Change.
          There shall have been no material adverse change in the financial condition or business condition of the Property, Borrower, Lease Guarantor, Borrower Principal, BTDS, any SPE Component Entity or any other person or party contributing to the operating income and operations of the Property since the date of the most recent financial statements and/or other information delivered to Lender. The income and expenses of the Property, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. None of Borrower, BTDS, Lease Guarantor, Borrower Principal nor any SPE Component Entity shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

          Section 3.12 Leases and Rent Roll.
          Lender shall have received copies of all Leases affecting the Property, which shall be reasonably satisfactory in form and substance to Lender. Lender shall have received a current certified rent roll setting forth the Rents for each Individual Property, reasonably satisfactory in form and substance to Lender. Lender shall have received a copy of the Operating Lease Guaranty affecting the Property, which shall be reasonably satisfactory in form and substance to Lender.
          Section 3.13 Tenant Estoppels.
          Borrower shall have delivered to Lender an executed tenant estoppel letter, which shall be in form and substance reasonably satisfactory to Lender, from each Operating Lessee with respect to the applicable Operating Lease.
          Section 3.14 REA Estoppels.
          Borrower shall have delivered to Lender an executed REA estoppel letter, which shall be in form and substance reasonably satisfactory to Lender, from each party to any REA for the Property.
          Section 3.15 Subordination and Attornment.
          Borrower shall have delivered to Lender executed instruments acceptable to Lender subordinating to the Mortgage all of the Operating Leases affecting the Property designated by Lender.
          Section 3.16 Tax Lot.
          Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.
          Section 3.17 Physical Conditions Report.
          Lender shall have received a Physical Conditions Report with respect to each Individual Property, which report shall be reasonably satisfactory in form and substance to Lender.
          Section 3.18 Appraisal.
          Lender shall have received an appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender, which supports the Operating Lease Rent payable by the applicable Operating Lessee with respect to each Individual Property.

          Section 3.19 Financial Statements.
          Lender shall have received the most recently produced certified and, as applicable, audited financial statements and related information in form and substance reasonably satisfactory to Lender, including, without limitation, a balance sheet, income and expense statement and statement of cash flows with respect to Lease Guarantor, a projected operating statement with respect to each Individual Property for the current year-to-date and for such prior years as reasonably required by Lender, and an annual budget, all in form and substance and from professionals reasonably satisfactory to Lender.
          Section 3.20 Intentionally Deleted.
          Section 3.21 Purchase Agreement.
          The transactions contemplated by the Purchase Agreement shall have been consummated or shall be consummated contemporaneously with the closing.
          Section 3.22 Further Documents.
          Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Borrower and, where specifically indicated, Borrower Principal represents and warrants to Lender as of the Closing Date that:
          Section 4.01 Organization.
          Each of the Borrower and Borrower Principal (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged except to the extent the failure could not reasonably be expected to cause a MAE, and the sole business of Borrower is the ownership of the Property, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey, as applicable, all of its right, title and interest in the Property pursuant to the terms of the Loan Documents. Each of the Borrower and Borrower Principal, has full power, authority and legal right to execute and deliver the Loan Documents to which it is a party. Each of Borrower and Borrower Principal represent and warrant that the chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, each SPE Component Entity (if any) and each Borrower Principal.
          Section 4.02 Status of Borrower.
          Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on each Mortgage and on any UCC-1 financing statements filed in connection with the Loan. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is incorporated in or organized under the laws of the State of Delaware. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number is 4104734.
          Section 4.03 Validity of Documents.
          Each of Borrower and Borrower Principal has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Borrower Principal and constitute the legal, valid and binding obligations of Borrower and Borrower Principal enforceable against Borrower and Borrower Principal, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          Section 4.04 No Conflicts.
          The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower and Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower and Borrower Principal is a party or by which any of Borrower’s and Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower and Borrower Principal or any of Borrower’s and Borrower Principal’s properties or assets which, in each case, could reasonably be expected to cause a MAE. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower and Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect, except for any violation that could not, individually or in the aggregate, reasonably be expected to result in a MAE.

          Section 4.05 Litigation.
          There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s and Borrower Principal’s knowledge, threatened against or affecting Borrower, Borrower Principal or any Individual Property, which actions, suits or proceedings, if adversely determined against Borrower, Borrower Principal or any Individual Property could reasonably be expected to cause a MAE.
          Section 4.06 Agreements.
          Borrower is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound which is reasonably likely to cause a MAE. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, and (b) obligations under the Loan Documents.
          Section 4.07 Solvency.
          Borrower and Borrower Principal have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and each Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and each Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, Borrower Principal, any SPE Component Entity (if any) in the last ten (10) years, and neither Borrower nor Borrower Principal or any SPE Component Entity (if any) in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor Borrower Principal or any SPE Component Entity (if any) is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Borrower Principal or any SPE Component Entity (if any).
          Section 4.08 Intentionally Deleted.
          Section 4.09 No Plan Assets.
          Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of

ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
          Section 4.10 Not a Foreign Person.
          Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
          Section 4.11 Enforceability.
          The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
          Section 4.12 Business Purposes.
          The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
          Section 4.13 Compliance.
          Borrower and each Individual Property, and the use and operation thereof, comply with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act, except for any non-compliance that individually or in the aggregate could not reasonably be expected to cause a MAE with respect to an Individual Property. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which could reasonably be expected to cause a MAE and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
          Section 4.14 Financial Information.
          All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, any Borrower Principal and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to cause a MAE, except as referred to or reflected in said financial statements. Since the date of such financial statements, to Borrower’s knowledge, there has been no materially adverse change in the financial condition, operations or business of Borrower or Borrower Principal from that set forth in said financial statements that could reasonably be expected to have a MAE.
          Section 4.15 Condemnation.
          No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to the related Individual Property that individually or in the aggregate could reasonably be expected to cause a MAE.
          Section 4.16 Utilities and Public Access; Parking.
          Each Individual Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service each Individual Property for full utilization of the Property for its intended uses except to the extent any such failure individually or in the aggregate could not reasonably be expected to cause a MAE. All public utilities necessary to the use of each Individual Property as currently used are located either in the public right-of-way abutting the Property (which are connected so as to serve the related Individual Property without passing over other property) or in recorded easements serving each Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. Each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.
          Section 4.17 Separate Lots.
          Each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Individual Property.
          Section 4.18 Assessments.
          To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments, in each case that individually or in the aggregate could reasonably be expected to cause a MAE.

          Section 4.19 Insurance.
          Borrower has obtained and has delivered to Lender certified copies of all Policies or certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair in any material respect the coverage of any of the Policies.
          Section 4.20 Use of Property.
          Each Individual Property is used exclusively for the purposes set forth with respect to each Individual Property on Schedule III attached hereto and other appurtenant and related uses.
          Section 4.21 Certificate of Occupancy; Licenses.
          All material certifications, permits and licenses, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property for its current use as stated herein, have been obtained and are valid and in full force and effect, except to the extent any such failure could reasonably be expected individually or in the aggregate to cause a MAE. Borrower shall keep and maintain all licenses necessary for the operation of each Individual Property for the purpose intended herein, except to the extent any such failure could not reasonably be expected individually or in the aggregate to cause a MAE. The use being made of each Individual Property is in conformity with the certificate of occupancy and any permits or licenses issued for the related Individual Property, except to the extent any such failure could not reasonably be expected individually or in the aggregate to cause a MAE.
          Section 4.22 Flood Zone.
          None of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.01(a)(i).
          Section 4.23 Physical Condition.
          Except as set forth in each Physical Conditions Report, to Borrower’s knowledge, (i) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, subject to ordinary wear and tear, and (ii) there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond and, in each case, which defects or inadequacies remain outstanding or otherwise uncured.
          Section 4.24 Boundaries.
          Except as set forth in, and insured pursuant to, the Title Insurance Policies, (a) none of the Improvements which were included in determining the appraised value of each Individual Property lie outside the boundaries and building restriction lines of the related Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon any Individual Property and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements in a manner that could reasonably be expected to cause a MAE with respect to an Individual Property.
          Section 4.25 Leases and Rent Roll.
          Borrower has delivered to Lender a true, correct and complete rent roll for the Property as of the Closing Date (a “Rent Roll”) which includes a listing of (i) all Leases affecting each Individual Property and (ii) all subleases or other agreements (whether written or oral) pursuant to which any Operating Lessee subleases or otherwise permits a third party to sublease, occupy or otherwise use all or any portion of any Individual Property (including schedules for all executed agreements with third parties not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Roll or estoppel certificates delivered to Lender on or prior to the Closing Date: (a) each Lease (including each Operating Lease) is in full force and effect; (b) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises; (c) all Rents due and payable under the Leases (including under the Operating Leases) have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (d) no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding; (g) to Borrower’s knowledge there is no present material default by any Tenant under any Lease (including under any Operating Lease); (h) all security deposits under the Leases, if any, have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each Lease (including each Operating Lease); (j) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)) and there are no agreements with the Tenants under the Leases other than as expressly set forth in the Leases; (k) no Person has any possessory interest in, or right to occupy, any Individual Property or any portion thereof as of the date hereof except as specifically disclosed in the Rent Roll; (l) none of the Leases (including the Operating Leases) contains any option or offer to purchase or right of first refusal to purchase the related Individual Property or any part thereof; and (m) neither the Leases (including the Operating Leases), nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except each Tenant as to Properties subject to the applicable Operating Lease.

          Section 4.26 Filing and Recording Taxes.
          All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, any Mortgage, have been paid or will be paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof) (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)).
          Section 4.27 Management Agreement.
          There is no Management Agreement in effect with respect to any Individual Property.
          Section 4.28 Illegal Activity.
          No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.
          Section 4.29 Construction Expenses.
          To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting any Individual Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents that individually or in the aggregate could reasonably be expected to cause a MAE.
          Section 4.30 Collateral Property.
          Borrower has paid in full for, and is the owner of, all Collateral Property (other than tenants’ property) used in connection with the operation of each Individual Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.
          Section 4.31 Taxes.
          Borrower and Borrower Principal have filed (or have filed extensions for filing) all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid (or made adequate provision for the payment of) the taxes payable by Borrower and Borrower Principal, as applicable.
          Section 4.32 Permitted Encumbrances.
          None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely affects the fair market value of the Individual Property, materially impairs the use or the operation of the related Individual Property, materially impairs Borrower’s ability to pay its obligations as and when due.
          Section 4.33 Federal Reserve Regulations.
          Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.01(d) hereof and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be in violation of such Regulation U.
          Section 4.34 Investment Company Act.
          Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          Section 4.35 Reciprocal Easement Agreements.
          Neither Borrower nor, to Borrower’s knowledge, any other party to such agreement is currently in material default (nor has any written notice been given or received with respect to an alleged or current material default) under any of the terms and conditions of any REA which individually or in the aggregate could reasonably be expected to cause a MAE.
          Section 4.36 No Change in Facts or Circumstances; Disclosure.
          All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects, except to the extent that such failure to be accurate, complete and current in all material respects could not reasonably be expected to cause a MAE. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect, except to the extent that such failure to be accurate, complete or otherwise not misleading in any material respect could not reasonably be expected to cause a MAE.
          Section 4.37 Intellectual Property.
          All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

          Section 4.38 Survey.
          The surveys for each Individual Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.02(c) hereof, and to the knowledge of Borrower does not fail to reflect any material matter affecting the Property or the title thereto.
          Section 4.39 Intentionally omitted.
          Section 4.40 Patriot Act.
          All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section. Each of Borrower and Borrower Principal hereby represents and warrants that Borrower and Borrower Principal and each and every Person affiliated with Borrower or Borrower Principal or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in any Individual Property or will participate, in any manner whatsoever, in the Loan, is (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower Principal or Borrower (or any of its beneficial owners or affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Borrower Principal or any other party (other than Lender) to any Loan Document becomes listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
          Section 4.41 Assumptions.
          Each of the assumptions contained in the opinion attached hereto as Exhibit C related to issues of substantive consolidation issued by Wolf, Block, Schorr & Solis-Cohen LLP to Lender on the date hereof (the “Nonconsolidation Opinion”) are true and correct in all material respects.
          Section 4.42 Survival.
          Each of Borrower and Borrower Principal agree that, unless expressly provided otherwise, all of the representations and warranties of Borrower and Borrower Principal set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Borrower Principal shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE V
BORROWER COVENANTS
          From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations (with respect to one or more of the Individual Properties)) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
          Section 5.01 Existence; Compliance with Legal Requirements.
          (a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the related Individual Property. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any material part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names to the extent necessary in connection with the operation of each Individual Property.
          (b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, any Legal Requirement affecting the related Individual Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other material instrument to which

Borrower or the related Individual Property is subject and shall not constitute a default thereunder; (iii) neither such Individual Property, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil (other than monetary damages which are anticipated to be less than $250,000 in the aggregate) or criminal liability on Borrower or Lender; and (v) Borrower shall have furnished the security as may be required in the proceeding to ensure compliance by Borrower with the Legal Requirements.
          Section 5.02 Maintenance and Use of Property.
          Borrower shall cause each Individual Property to be maintained in a good and safe condition and repair, ordinary wear and tear excepted and subject to Excusable Delay and the provisions of this Agreement with respect to any Casualty or Condemnation. The Improvements and the Collateral Property shall not be removed, demolished or, other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Collateral Property) without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, Lender’s consent shall be deemed granted under this Section 5.02 if not disapproved by Lender in writing within fifteen (15) days of Lender’s receipt of the Borrower’s request pursuant to this Section in an envelope marked “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF SECTION 5.02 OF THE LOAN AGREEMENT” together with all other information and documentation related thereto that is reasonably requested by Lender in connection with its analysis of the request hereunder. Borrower shall cause each Individual Property not to be used other than for retail purposes (other than the Individual Property operated as a distribution center located in Rockford, Illinois) and related ancillary uses, in each case consistent in all material respects with the manner in which any such Individual Property is currently being used. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.
          Section 5.03 Waste.
          Borrower shall not commit or suffer any waste of any Individual Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that could reasonably be expected to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that could reasonably be expected to have an MAE. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.
          Section 5.04 Taxes and Other Charges; Contests.
          (a) Subject to its right to contest any Taxes as set forth in Section 5.04(b) hereof, Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof prior to the time the same shall become delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.06 hereof. Borrower shall, upon written request of Lender, furnish to Lender receipts for the payment of the Taxes and the Other Charges (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.06 hereof). Subject to its right to contest any such amounts as set forth in Section 5.04(b) hereof, Borrower shall not suffer and shall promptly cause to be paid and discharged or bonded over any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to each Individual Property.
          (b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien or any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other material instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance in all material respects with all applicable Legal Requirements; (iii) neither the related Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of such Lien or such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Lien, Taxes or Other Charges from the related Individual Property; and (vi) after taking into account the funds then on deposit in the applicable Reserve Account available for use in the payment of any such contested Taxes or Other Charges, Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the related Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
          Section 5.05 Litigation.
          Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if adversely determined, could reasonably be expected to result in a MAE.
          Section 5.06 Access to Property.
          Borrower shall permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof at reasonable hours upon reasonable advance written notice and in accordance with Borrower’s reasonable requirements.

          Section 5.07 Notice of Default.
          Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default, in each case to the extent Borrower has knowledge thereof.
          Section 5.08 Cooperate in Legal Proceedings.
          Borrower shall at Borrower’s reasonable expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which could reasonably be expected to in any material adverse way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
          Section 5.09 Performance by Borrower.
          Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any amendments, modifications or changes thereto.
          Section 5.10 Awards; Insurance Proceeds.
          Subject to the terms and conditions of Article VIII hereof, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any actual reasonable out of pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Awards or Insurance Proceeds.
          Section 5.11 Financial Reporting.
          (a) Borrower shall, and shall cause, Borrower Principal to, keep adequate books and records of account in accordance with GAAP, or in accordance with other methods reasonably acceptable to Lender in its sole discretion, consistently applied and shall furnish to Lender:
     (i) prior to a Securitization, monthly (commencing in March, 2006), and following a Securitization, quarterly and annual certified rent rolls signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements (in terms of square footage) occupied by each Tenant, the base rent, additional rent and any other charges payable under each Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each Lease, including the commencement and expiration dates and any tenant extension, expansion or renewal options, the extent to which any Tenant is in default under any Lease, and any other information as is reasonably required by Lender, within thirty (30) days after the end of each fiscal month, forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower;

     (ii) prior to a Securitization, monthly (commencing in March, 2006), and following a Securitization, quarterly, so-called “four walls” operating statements for each Individual Property and for the Property in the aggregate, including calculations of EBITDA, which shall be prepared and certified by Borrower, within thirty (30) days after the end of each fiscal month or forty-five (45) days after the end of each fiscal quarter, as applicable;
     (iii) prior to a Securitization, monthly (commencing in March, 2006), and following a Securitization, quarterly, unaudited financial statements of Borrower and Borrower Principal, which shall be prepared and certified by Borrower, within thirty (30) days after the end of each fiscal month or forty-five (45) days after the end of each fiscal quarter, as applicable;
     (iv) annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and Borrower Principal audited by an Acceptable Accountant, within ninety (90) days after the close of each fiscal year of Borrower;
     (v) an Annual Budget of Borrower not later than forty-five (45) days after the commencement of each fiscal year of Borrower in form reasonably satisfactory to Lender. In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such reasonable objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any reasonable objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender reasonably approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such most recent Annual Budget shall be adjusted to reflect actual increases in Taxes and Insurance Premiums. Any failure by Lender to object to a proposed Annual Budget within the time periods provided herein shall be deemed approval by Lender of such proposed Annual Budget; and
     (vi) (A) annual audited financial statements of Lease Guarantor within ninety (90) days after the close of each fiscal year of Lease Guarantor and (B) quarterly unaudited financial statements of Lease Guarantor within forty-five (45) days after the end of each fiscal quarter.
     (b) Upon request from Lender, Borrower shall promptly furnish to Lender:
     (i) a property management report for each Individual Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by

     Lender, in reasonable detail and certified by Borrower under penalty of perjury to be true and complete in all material respects, but no more frequently than each fiscal quarter;
     (ii) an accounting of all security deposits held in connection with any Lease of any part of each Individual Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and
     (iii) a report of all letters of credit provided by any Tenant in connection with any Lease of any part of each Individual Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.
     (c) Borrower shall comply in all material respects with the following:
     (i) Borrower shall deliver the information required to be delivered pursuant to Section 13.04(a) hereof.
     (ii) Intentionally omitted.
     (iii) All financial statements provided by Borrower hereunder pursuant to Section 5.11(c)(i) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable legal requirements provided the same shall, subject to Section 5.11(f) below, be required with respect to the Properties on an aggregate basis only. All financial statements referred to in Section 5.11(c)(i) shall be audited by Acceptable Accountants in accordance with Regulation S-X and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the Acceptable Accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Acceptable Accountants and the reference to such Acceptable Accountants as “experts” in any Disclosure Document and Exchange Act Filing (as defined below), all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements (audited or unaudited) provided by Borrower under this Section 5.11 shall be certified by the chief financial officer or administrative member of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.11(c)(iii).
     (iv) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation S-X or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter an “Exchange Act Filing”) or as shall otherwise be reasonably requested by Lender subject to Section 5.11(f).
     (v) In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.11(c) hereof, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.
     (vi) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in paper form and in the event that Lender requires financial statements in connection with subsection (c) above because the Loan when combined with the principal amount of any Affiliated Loans equals or exceeds 20% of the aggregate principal amount of all mortgage loans included in a Securitization (defined below), Borrower shall deliver such reports, statements and other information (A) on a diskette, and (B) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).
          (d) Borrower shall furnish Lender with such other additional financial or management information with respect to Borrower and Borrower Principal (including applicable state and federal tax returns to the extent applicable or filed) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease and actually delivered to Borrower pursuant to the terms of such Lease), and shall furnish to Lender and its agents facilities for the examination and audit of any such books and records.
          (e) All items requiring the certification of Borrower shall, except where Borrower is an individual, require a certificate executed by the general partner, managing member, chief executive officer or chief financial officer of Borrower (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).
          (f) Notwithstanding any other provision of this Section 5.11, Borrower shall not be required to provide any financial statements with respect to any Person or property other than the Property and Borrower, Borrower Principal and Lease Guarantor. In no event shall Borrower be required under this Section 5.11 to deliver any financial statements or other information with respect to any Tenant or BTDS.

          Section 5.12 Estoppel Statement.
          (a) After request by Lender at reasonable intervals (but not more than once annually except to the extent the request is being made by Lender in connection with a potential Securitization in which the Loan is intended to be included), Borrower shall within fifteen (15) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
          (b) After Lender’s receipt of written request by Borrower (but not more often than once annually unless the Borrower is transferring the Property in accordance with the terms hereof), Lender shall within a reasonable period of time, but not more than thirty (30) days after such request, furnish Borrower with a statement, duly acknowledged and certified, setting forth that the Note, this Agreement, the Mortgage and the other Loan Documents are in full force and effect and have not been modified or if modified, giving particulars of such modification. Lender shall use reasonable efforts to comply with any request Borrower makes pursuant to the preceding; provided, however, that the failure of Lender to comply will not constitute a default hereunder by Lender.
          (c) Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants, as required by Lender, at reasonable intervals with respect to each Tenant (but not more than once annually except to the extent the request is being made by Lender in connection with a potential Securitization in which the Loan is intended to be included), attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.
          Section 5.13 Leasing Matters.
          (a) Borrower may permit Operating Lessee to enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the related Individual Property taken as a whole, (iv) is subject and subordinate to the Mortgage and the Tenant thereunder agrees to attorn to Lender, (v) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of the related Individual Property, (vi) has a base term of less than the term of the applicable Operating

Lease, (vii) has no rent, credits, free rents or concessions granted thereunder that Lender deems unacceptable in its reasonable discretion, (viii) is written on a form of lease reasonably acceptable to Lender, and (ix) when taken together with the square footage leased or subleased under any other Lease or Renewal Lease at any Individual Property does not exceed 10,000 square feet of such Individual Property. All proposed Leases or Renewals which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, which consent shall not be unreasonably withheld and Borrower shall reimburse Lender for its actual reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such proposed Lease. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.
          (b) Borrower (i) shall observe and perform or cause Operating Lessee to observe and perform, as applicable, in all material respects all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt in any manner which could reasonably be expected to cause a material adverse effect with respect to an Individual Property; (ii) shall promptly send or cause Operating Lessee to send copies to Lender of all notices of default which Borrower shall send or receive thereunder; (iii) shall enforce or cause Operating Lessee to enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) with the exception of the Loan Documents, shall not execute any other assignment of the landlord’s interest in any of the Leases or the Rents; and (vi) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender, provided that, in no event shall Borrower permit, nor shall Lender be obligated to consent to, any assignment of or subletting under any Operating Lease to (x) the Borrower Principal and/or (y) any Affiliate of Borrower Principal or any Affiliate of Operating Lessee.
          (c) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not cause a material adverse effect with respect to an Individual Property, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a Tenant who is in default beyond applicable notice and grace periods shall not be considered an action which could cause a material adverse effect with respect to an Individual Property. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, which consent shall not be unreasonably withheld, conditioned or delayed, and Borrower shall reimburse Lender for its actual reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such action. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.
          (d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Operating Lease except (i) in connection with a release of an Individual Property in accordance with the terms and conditions of this Agreement or (ii) to the extent specifically permitted pursuant to Section 5.22 hereof.
          Section 5.14 Property Management.
          At any time during the term of the Loan a Management Agreement exists with respect to any Individual Property:
          (a) (i) Borrower shall promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) Borrower shall promptly notify Lender of any default under any Management Agreement of which it is aware; (iii) Borrower shall promptly deliver to Lender a copy of any written notice of default or other material written notice received by Borrower under any Management Agreement; (iv) Borrower shall promptly give notice to Lender of any written notice or other written information that Borrower receives which indicates that Manager is terminating any Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; and (v) Borrower shall promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under the Management Agreement, including, without limitation, causing the Property to be operated, maintained and managed at all times in a manner consistent with the standards for the operation, management and maintenance of the Property as set forth in the Management Agreement.
          (b) If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing; or (iii) a material default by Manager has occurred and is continuing under any Management Agreement, at the written direction of Lender, Borrower shall terminate such Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager approved by Lender on terms and conditions reasonably satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.
          (c) Borrower shall not take the following actions: (i) surrender, terminate or cancel any Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the related Individual Property except as permitted by the terms of this Loan Agreement or any other Loan Document; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Management Agreement in any material respect. Borrower shall not replace the Manager at any time during the term of the Loan pursuant to this subsection with any Person that is not a Qualified Manager.
          (d) Borrower shall not pledge, transfer, assign, mortgage, encumber or allow to be encumbered, its interest in the Management Agreement or any interest therein except to Lender as provided in the Loan Documents. Without limiting the foregoing, and except to the extent permitted or required under this Agreement, Borrower shall not consent to any assignment by the Manager of the Manager’s interest in the Management Agreement or its rights and interests thereunder.
          (e) If during the term of the Loan Borrower replaces Manager with a new property manager that is an Affiliated Manager, Borrower shall cause to be delivered to Lender an opinion as to non-consolidation issues between Borrower and such Affiliated Manager, such opinion to be reasonably acceptable to Lender and the Rating Agencies.
          (f) Borrower shall obtain Lender’s approval of any Management Agreement prior to Borrower entering into any such agreement, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates. Borrower shall cause any Management Agreement to be assigned to Lender and subordinated to the Mortgage and the other Loan Documents pursuant to an assignment and subordination of management agreement substantially in the form attached hereto as Exhibit D.
          Section 5.15 Liens.
          Subject to Borrower’s right to contest any Lien as set forth in Section 5.04(b) hereof, Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances and any other liens specifically permitted by the Loan Documents.
          Section 5.16 Debt Cancellation.
          Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.
          Section 5.17 Zoning.
          Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
          Section 5.18 ERISA.
          (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
          (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
          Section 5.19 No Joint Assessment.
          Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the related Individual Property, or (b) any portion of the related Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the related Individual Property.
          Section 5.20 Reciprocal Easement Agreements.
          Borrower shall not enter into, terminate or modify in any material respect any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall comply in all material respects with all of the material economic terms and conditions contained in the REA and Borrower shall use reasonable efforts to enforce, comply with, and cause (in each case, in all material respects) each of the parties to any REA to comply in all material respects with all of the material economic terms and conditions which run to the benefit of Borrower contained in the REA. Borrower shall deliver to Lender copies of all notices of default by Borrower under any REA.
          Section 5.21 Alterations.
          Lender’s prior approval shall be required in connection with any alterations to any Improvements, exclusive of alterations to tenant spaces required under any Lease, (a) that may have a material adverse effect on any Individual Property, (b) that are structural in nature or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost with respect to each Individual Property in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, (iii) other securities acceptable to Lender and the Rating Agencies, or (iv) a completion bond, provided that such completion bond is acceptable to the Lender and the Rating Agencies. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.
          Section 5.22 Operating Leases.
          (a) Each Individual Property shall at all times be leased directly and exclusively by the Borrower to the applicable Tenant under the applicable Operating Lease (and not to any other Person under such Operating Lease or any replacement operating lease), and each Operating Lease shall be made subordinate to the Mortgage. Neither Borrower nor the Tenant thereunder shall terminate any Operating Lease or consent to the termination of any Operating Lease unless the following conditions are met: (i) prior to such termination of the Operating Lease, all of the Tenant’s rights, obligations, contracts or other agreements related to each Individual Property are assigned to Borrower, including, without limitation if applicable, all of the Tenant’s right, title and interest in and to the applicable Management Agreement, if any, and the Manager has agreed in writing to such assignment, (ii) written notice of the termination of the Operating Lease is delivered to Lender, and (iii) such termination of the Operating Lease shall not materially adversely affect the continuous operation of each Individual Property consistent with single tenant retail stores (or, with respect to the Individual Property located in Rockford, Illinois, consistent with a distribution center) of similar quality nor affect the validity and enforceability of the applicable Management Agreement, if any; provided, however, that the Operating Lease shall be terminated or with respect to any Individual Property which has been released from the lien of the Mortgage pursuant to the terms of Section 2.05 hereof or substituted pursuant to Section 2.06 hereof.
          (b) Borrower shall not, and shall cause Tenant not to, pledge, transfer, sublease, assign, mortgage, encumber, or allow to be encumbered its interest in the Operating Lease or any interest therein without the prior written consent of the Lender, except for any sublease, license or other occupancy agreement entered into by the Tenant in the ordinary course of business to the extent such sublease, license or other occupancy agreement is permitted by the terms of the Operating Lease. Borrower shall not, and shall cause the Tenant not to, consent to any assignment by any assignee or sublessee of such assignee’s or sublessee’s interest in the Operating Lease or its rights and interests thereunder.
          (c) Borrower shall not, and shall cause Tenant under any Operating Lease not to, without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed) renew, extend, amend, modify, waive any provisions of, terminate, reduce rents payable under, accept a surrender of, or shorten the term of, the Operating Lease, except with respect to the termination of the Operating Lease applicable to any Individual Property which has been released from the lien of the Mortgage pursuant to the terms of Section 2.05 hereof or substituted pursuant to Section 2.06 hereof.
ARTICLE VI
ENTITY COVENANTS
          Section 6.01 Single Purpose Entity/Separateness.
          Until the Debt has been paid in full, Borrower represents, warrants and covenants as follows:
          (a) Borrower has not and will not:
     (i) engage in any business or activity other than the leasing, ownership, operation and maintenance of the Property, and activities incidental thereto as more particularly set forth in Section 7 of Borrower’s limited liability company agreement;
     (ii) acquire or own any assets other than (A) the Property, (B) such incidental Collateral Property as may be necessary for the ownership or operation of the Property and (C) cash deposits disbursed to Borrower pursuant to Section 10.02(c)(x) or Section 9.07 hereof and not yet distributed to its members;
     (iii) merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
     (iv) fail to observe all necessary, appropriate and customary organizational formalities, or fail to preserve its existence (including its separate existence) as an entity duly formed, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply, in all material respects, with the provisions of its organizational documents;
     (v) form acquire or hold any subsidiary (whether corporate, limited liability, partnership or other) or own any equity interest in, or make any investment in, any Person;
     (vi) commingle its assets with the assets of any other Person;
     (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured (other than mechanics’ liens or other liens being properly contested in accordance with Section 5.04(b)), (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) paid not more than sixty (60)

days past the date incurred (except to the extent such amounts are being contested in accordance with the terms of Section 5.04(b) hereof), and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Collateral Property; provided however, the aggregate amount of the indebtedness of Borrower described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Note as of the Closing Date;
     (viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and fail to represent its assets and liabilities separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;
     (ix) enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower or Operating Lessee, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and, except for capital contributions and distributions, substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
     (x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
     (xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
     (xii) make or permit to remain outstanding any loans or advances to, or own or acquire any stock or securities of, any Person;
     (xiii) except to the extent treated as a division of the sole member of Borrower, fail to file its own tax returns or file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements), and fail to pay any taxes (other than Taxes required to be paid by Lender hereunder) required to be paid under applicable law;
     (xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business in its own name or fail to correct any known misunderstanding regarding its separate identity or identify itself as a department or division of any other Person;
     (xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, transactions and liabilities; provided, that, the foregoing shall not require Borrower’s sole member to make additional capital contributions to Borrower;
     (xvi) without the unanimous written consent of its members and the written consent of 100% of the board of directors of Borrower including, without limitation, each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;
     (xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses or to use separate stationery or invoices in blank or bearing its own name and checks bearing its own name;
     (xviii) fail to remain solvent or pay its own liabilities and expenses (including, without limitation, salaries of its own employees) only from its own funds;
     (xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;
     (xx) violate or cause to be violated the assumptions made with respect to Borrower and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;
     (xxi) fail to maintain a sufficient number of employees in light of its contemplated business operations (it being understood that in light of Borrower’s contemplated business operations, Borrower may determine that no employees are required);
     (xxii) hold out its credit or assets as being available to satisfy the obligations of any other entity, pledge its assets to secure the obligations of any other entity;
     (xxiii) fail to have its own board of directors; or
     (xxiv) fail to cause its board of directors to observe all other Delaware limited liability company formalities.
          (b) If Borrower is a partnership or limited liability company (and not a single member limited liability company), each general partner in the case of a general partnership, each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower shall be a corporation whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.01(a)(iii) - (vi) and (viii) — (xxiv), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than in the ordinary course of business; and (v) will cause Borrower to comply with the provisions of this Section 6.01 and Section 6.04. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter in the form acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status, no SPE Component Entity shall be required for such single member Delaware limited liability company.
          (c) In the event Borrower is a single-member Delaware limited liability company (the “SMLLC”), the limited liability company agreement of such SMLLC (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of such SMLLC (any such sole member, the “Member”) to cease to be the member of such SMLLC (other than (A) upon an assignment by Member of all of its limited liability company interest in such SMLLC and the admission of the transferee, or (B) the resignation of Member and the admission of an additional member in either case in accordance with the terms of the Loan Documents and the LLC Agreement), any Person acting as Independent Director of such SMLLC shall without any action of any other Person and simultaneously with the Member ceasing to be the member of such SMLLC, automatically be admitted to such SMLLC (“Special Member”) and shall continue such SMLLC without dissolution and (ii) Special Member may not resign from such SMLLC or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such SMLLC as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of such SMLLC upon the admission to such SMLLC of a substitute Member, (ii) Special Member shall be a member of such SMLLC that has no interest in the profits, losses and capital of such SMLLC and has no right to receive any distributions of such SMLLC assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such SMLLC and shall not receive a limited liability company interest in such SMLLC, (iv) Special Member, in its capacity as Special Member, may not bind such SMLLC, and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such SMLLC, including, without limitation, the merger, consolidation or conversion of such SMLLC; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to such SMLLC of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such SMLLC as Special Member, Special Member shall not be a member of such SMLLC.
          (d) Upon the occurrence of any event that causes the Member to cease to be a member of such SMLLC, to the fullest extent permitted by applicable law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such SMLLC, agree in writing (i) to continue such SMLLC and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such SMLLC, effective as of the occurrence of the event that terminated the continued membership of Member of such SMLLC in such SMLLC. To the extent permitted by applicable law, any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such SMLLC and upon the occurrence of such an event, the business of such SMLLC shall continue without dissolution. To the extent permitted by applicable law, the LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve such SMLLC upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such SMLLC.
          Section 6.02 Change of Name, Identity or Structure.
          Borrower shall not change or permit to be changed (a) its name, (b) its identity (including its trade name or names), (c) its principal place of business, (d) the corporate, partnership or other organizational structure of Borrower, each SPE Component Entity (if any), or Borrower Principal, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would violate the covenants set forth in Section 6.01 and Section 6.04 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the reasonable request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate each Individual Property, and representing and warranting that Borrower does business under no other trade name with respect to the Individual Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.
          Section 6.03 Business and Operations.
          Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, leasing and operation of the Property.
          Section 6.04 Independent Director.
          (a) The organizational documents of each SMLLC and each SPE Component Entity (if any) shall provide that at all times there shall be, and Borrower shall cause there to be,

at least two (2) members of the board of directors (each an “Independent Director”) of each such SMLLC and each SPE Component Entity (if any) reasonably satisfactory to Lender each of whom are not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a director of such SPE Component Entity, either (i) a shareholder (or other equity holder in Borrower) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of an SMLLC), employee, attorney or counsel of, Borrower, such SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or affiliates; (ii) a customer (not including a customer of any Individual Property) or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates who derives any of its purchases or revenue from its activities with Borrower or such SPE Component Entity or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer.
          (b) The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires a unanimous vote of the board of directors of such SPE Component Entity of Borrower unless at the time of such action there shall be at least two (2) members of the board of directors who are Independent Directors. Such SPE Component Entity will not, without the unanimous written consent of its board of directors including the Independent Directors, on behalf of itself or Borrower (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that is reasonably likely to cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.
ARTICLE VII
NO SALE OR ENCUMBRANCE
          Section 7.01 Transfer Definitions.
          For purposes of this Article VII an “Affiliated Manager” shall mean any manager of the Property in which Borrower, Borrower Principal any SPE Component Entity (if any) or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Borrower Principal, any New Mezzanine Borrower, any SPE Component Entity (if any), any Affiliated Manager (if any), BTDS or any shareholder, partner, member or non-member manager of any of the foregoing, or any direct or indirect legal or beneficial owner of Borrower, Borrower Principal, BTDS, any SPE Component Entity (if any) or any Affiliated Manager (if any), provided, that, in no event shall Lease Guarantor or any of its shareholders be deemed to be a “Restricted Party” for purposes of this Article VII; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
          Section 7.02 No Sale/Encumbrance.
          (a) Subject to Borrower’s right to effect a release or substitution of an Individual Property pursuant to Sections 2.05 and 2.06 hereof, Borrower shall not, without the prior written consent of Lender, cause or permit a Sale or Pledge of the Property, any Individual Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (except for (i) a pledge by BTDS of the stock or equity interests in Borrower Principal, (ii) a pledge by The Bon-Ton Corp. of the stock in BTDS and (iii) a pledge by Lease Guarantor of the stock in The Bon-Ton Corp. (which are hereinafter collectively referred to as the “Credit Facility Pledge”) pursuant to the terms of the Senior Credit Facility) (in each case, a “Prohibited Transfer”) other than in connection with an exercise of remedies by a New Mezzanine Lender under a New Mezzanine Loan pursuant to the applicable New Mezzanine Loan Documents and pursuant to Leases of space in the Improvements to Tenants or any other sublease or license of all or any portion of any Individual Property in accordance with the provisions of Section 5.13.
          (b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property, any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14; and (viii) the termination, assignment or any Sale or Pledge of any Operating Lease or the Borrower’s or Operating Lessee’s interests thereunder.
          (c) Notwithstanding that a Credit Facility Pledge is excluded from the restrictions on a Sale or Pledge of the interests in a Restricted Party set forth in this Article VII, Borrower hereby agrees that in the event that the pledgee of the Credit Facility Pledge exercises its remedies under the Senior Credit Facility and forecloses on the Credit Facility Pledge and such foreclosure (or other exercise of remedies) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, deliver a revised substantive non-consolidation opinion to Lender and New Mezzanine Lender, if any, reflecting such transfer, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and New Mezzanine Lender, if any, and acceptable in all respects to the Rating Agencies.
          Section 7.03 Permitted Transfers.
          Notwithstanding the provisions of Section 7.02, the following transfers shall not be deemed to be a Prohibited Transfer provided no Event of Default exists (each, a “Permitted Transfer”): (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; and (b) the transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, with respect to transfers pursuant to clause (a) and (b), (i) no such transfer shall result in a change of control in the Restricted Party or a change of control of the day-to-day operations of the Property, (ii) as a condition to each such transfer under clause (b), Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer, (iii) Borrower shall deliver evidence reasonably acceptable to Lender that there has not been and will not be any breach of the representations and covenants set forth in Article VI hereof and (iv) no such transfer shall result in the transferee owning more than forty-nine percent (49%) of the direct or indirect interests in the Borrower if such transferee did not own forty-nine percent (49%) or more of the direct or indirect interests in the Borrower as of the date hereof. Notwithstanding the foregoing, if any transfer permitted under this Section 7.03 results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver a revised substantive non-consolidation opinion to Lender reflecting such transfer, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and acceptable in all respects to the Rating Agencies. Notwithstanding the foregoing, in the event that Borrower is a single member limited liability company, no transfer shall be permitted which results in the Borrower having more than one (1) member.
          Section 7.04 Lender’s Rights.
          Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents by the proposed transferee and a modification of the Loan Documents to the extent reasonably necessary to reflect the Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article VI) and the other Loan Documents, (e) a Qualified Manager for each Individual Property and a Management Agreement reasonably satisfactory to Lender, and (f) the satisfaction of such other conditions and/or legal opinions as Lender shall reasonably require. All reasonable actual out-of-pocket expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer. Notwithstanding anything to the contrary contained in this Section 7.04, if any Sale or Pledge permitted under this Article VII results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and acceptable in all respects to the Rating Agencies.
          Section 7.05 Assumption.
          Notwithstanding the foregoing provisions of this Article VII, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a transfer of the Property in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:
          (a) no Default or Event of Default is continuing;
          (b) Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $5,000 (provided, that, Borrower shall not be required to pay any processing fee in connection with the first request for approval of a Loan assumption pursuant to this Section 7.05).
          (c) Borrower shall have obtained Lender’s prior written approval, such approval not to be unreasonably withheld, provided, that, Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business and credit standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate. Lender may withhold its consent to any proposed transfer occurring prior to a Securitization if the consideration to be paid by the Transferee, as determined by Lender, is less than the appraised value of the Property (as adjusted as a result of any Property Releases), as determined by Lender in connection with Lender’s underwriting of the Loan.
          (d) Borrower shall have paid to Lender (i) upon Lender’s approval of the assumption of the Loan by the then-proposed Transferee, a non-refundable assumption fee in an amount equal to one half of one percent (0.5%) of the then outstanding principal amount of the Loan and (ii) concurrently with the closing of the assumption of the Loan and the related sale of the Property, all reasonable, actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;
          (e) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article XV hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members or shareholders as Lender may reasonably require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption;
          (f) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law and shall execute any additional documents reasonably requested by Lender;
          (g) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may reasonably deem necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;
          (h) Transferee shall have furnished to Lender the organizational documents of Transferee and evidence of its good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall reasonably require, shall comply with the covenants set forth in Article VI hereof;
          (i) The Manager shall be a Qualified Manager;
          (j) Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (h) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgage, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;
          (k) if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;
          (l) Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.05;
          (m) Transferee shall, prior to such transfer, deliver a substantive non-consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies; and
          (n) Simultaneously with any such transfer permitted hereunder, any New Mezzanine Loan shall have been paid in full or the assumption of the Loan and the Transferee shall have been approved by any New Mezzanine Lender and the New Mezzanine Loan shall have been assumed by an entity related to Transferee pursuant to the terms of the New Mezzanine Loan Documents.
          A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.05 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Property.
          Section 7.06 Immaterial Transfers.
          Borrower may, without the consent of Lender, (i) make immaterial transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 8.03), and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility, operation or value of the applicable Individual Property. In connection with any such transfer permitted pursuant to this Section 7.06, Lender, upon receipt of written request from Borrower, shall execute and deliver any instrument reasonably necessary or appropriate, in the case of any transfer referred to in clause (i) above, to release the portion of the Property affected by such transfer from the Lien of the applicable Mortgage or, in the case of clause (ii) above, to subordinate the Lien of the applicable Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:
          (a) thirty (30) days prior written notice thereof;
          (b) a copy of the instrument or instruments of transfer;

          (c) an Officer’s Certificate stating (i) with respect to any such transfer, the consideration, if any, being paid for the transfer and (ii) that such transfer does not materially impair the utility, operation or value of the applicable Individual Property; and
          (d) reimbursement of all of Lender’s actual reasonable out-of-pocket costs and expenses incurred in connection with such transfer.
ARTICLE VIII
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
          Section 8.01 Insurance.
          (a) Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and each Individual Property providing at least the following coverages:
     (i) comprehensive “all risk” insurance on the Improvements and the Collateral Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Collateral Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $250,000 for all such insurance coverage; and (D) if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
     (ii) Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations exposure, if applicable; (3)

independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in Article XII and Article XIV hereof to the extent the same is available;
     (iii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Collateral Property occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the related Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the related Individual Property for the succeeding period of coverage required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender in an Eligible Account and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the related Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the related Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions or coverage provided without a co-insurance provision;
     (v) workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the related Individual Property, or in connection with such Individual Property or its operation (if applicable);

     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) excess liability insurance in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above; and
     (viii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Individual Property located in or around the region in which the applicable Individual Property is located.
          With respect to the Policies required to be maintained pursuant to clauses (i) through (viii) above, Borrower shall use commercially reasonable efforts, consistent with those of prudent owners of institutional quality commercial real estate, to maintain insurance coverage against Losses resulting from acts of terrorism.
          (b) All insurance provided for in Section 8.01(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by at least two Rating Agencies, one of which must be S&P or such other Rating Agencies approved by Lender. The Policies described in Section 8.01(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. Borrower shall deliver abstracts of the Policies and insurance certificates to the Lender prior to the Closing Date. Not less than ten (10) days prior to the expiration dates of the Policies required to be maintained hereunder, Borrower shall deliver to Lender certificates for such Policies which shall be satisfactory to Lender and shall be accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”). Borrower shall deliver abstracts of the Policies (in substance acceptable to Lender) that are evidenced by the certificates delivered pursuant to the immediately preceding sentence. Further, upon request of Lender, Borrower shall promptly, or cause Operating Lessee to promptly (but in no event more than five (5) Business Days after Lender’s request) (i) permit Lender, or its insurance consultant acting on Lender’s behalf, access to the full blanket insurance policy at such location that the Borrower or Operating Lessee, as applicable, maintains such policy (which includes the Policies) for purposes of reading and duplicating such blanket insurance policy (or the relevant portions thereof as determined by Lender) and (ii) deliver to Lender copies of all applicable excerpts from the Policies (or full copies of the Policies in the event the same are required by court order to be produced by Lender or Borrower in connection with any proceeding or action or claim thereunder or relating thereto) promptly upon request therefor by Lender, which excerpts shall include (but not be limited to) the insurance companies providing coverage, the actual coverage provided thereunder, the limits of coverage, applicable endorsements, and all provisions of the Policies required by Lender to make a determination of loss or otherwise defend, file, respond or process a claim under or relating to such Policies.

          (c) Any blanket insurance Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder in compliance with the provisions of Section 8.01(a).
          (d) All Policies provided for or contemplated by Section 8.01(a), except for the Policy referenced in Section 8.01(a)(v), shall name Operating Lessee as the insured and Borrower and Lender as the additional insureds, as their respective interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
          (e) All Policies provided for in Section 8.01(a) shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;
     (iii) the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration; and
     (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in any Individual Property, including, without limitation, obtaining some or all of such insurance coverage as is required in this Article VIII. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
          Section 8.02 Casualty.
          (a) If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of the related Individual Property in accordance with Section 8.04, provided Lender shall make all Net Proceeds available pursuant to Section 8.04. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for

Insurance Proceeds which are reasonably anticipated to be in excess of $500,000 in consultation with, and reasonable approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.
          (b) Notwithstanding anything to the contrary contained herein, Borrower shall be obligated to rebuild or restore the Improvements of the applicable Individual Property following a Casualty to the extent that the Operating Lessee is obligated to rebuild or restore pursuant to the terms of its Operating Lease.
          Section 8.03 Condemnation.
          (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all applicable documents in its possession reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If an Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the related Individual Property and otherwise comply with the provisions of Section 8.04, provided Lender shall make all Net Proceeds available pursuant to Section 8.04. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
          (b) Notwithstanding anything to the contrary contained herein, Borrower shall be obligated to rebuild or restore the Improvements of the applicable Individual Property following a Condemnation to the extent that the Operating Lessee is obligated to rebuild or restore pursuant to the terms and conditions of Article XVII of the applicable Operating Lease. In the event a Total Loss (as defined in the applicable Operating Lease) related to a Condemnation has occurred with respect to any Individual Property and the Operating Lessee elects not to restore or rebuild in accordance with Article XVII of the applicable Operating Lease, Borrower shall pay to Lender the Award (such Award being paid to Lender shall equal the portion of the Award paid to Borrower and the Award paid to Operating Lessee under the applicable Operating Lease which has been assigned to Borrower, as landlord, in connection with Operating Lessee’s termination of the Operating Lease as to the Individual Property that suffered a Total Loss).
          Section 8.04 Restoration.
          The following provisions shall apply in connection with the Restoration of an Individual Property:
          (a) Provided that Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt subject to the prior satisfaction of the requirements set forth in clause (c) below. Borrower hereby covenants and agrees that it shall not waive, pursuant to Section 17.3(d) of the Operating Lease, the requirement that Operating Lessee restore in all circumstances other than a Total Loss (as defined in the applicable Operating Lease).
          (b) The term “Net Proceeds” for purposes of this Section 8.04 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 8.01(a)(i), (iv), (vi) and (vii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.
          (c) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;
     (B) the Operating Lease applicable to the Individual Property that suffered a Casualty or Condemnation shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;
     (C) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than 90 days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
     (D) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date or (2) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (3) the expiration of the insurance coverage referred to in Section 8.01(a)(iii);
     (E) such Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

     (F) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
     (G) such Casualty or Condemnation, as applicable, does not result in the loss of access to such Individual Property or the Improvements; and
     (H) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.
     (ii) The Net Proceeds shall be held by Lender, and, until disbursed in accordance with the provisions of this Section 8.04, shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.04(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the related Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower pursuant to Section 8.01(a)(iii) shall be held and disbursed in accordance with Section 8.01(a)(iii).
     (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance by an independent consulting engineer selected by Lender (the “Restoration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration pursuant to the contracts in excess of $250,000 under which they have been engaged, shall be subject to prior review and acceptance by the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.
     (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.04(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.04(b) and that all approvals necessary for the re-occupancy and use of the related Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialmen engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.04(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.04(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
          (d) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.04(b)(vii) may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate.
          (e) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.
ARTICLE IX
RESERVE FUNDS
          Section 9.01 Required Repairs.
          Borrower shall make the repairs and improvements to the Property set forth on Schedule I (the repairs and improvements that are Required Repairs hereunder are identified as such if there is a cost for completion set forth in the “Immediate” column of the applicable schedule for each Individual Property attached hereto as Schedule I) and as such repair or improvement is more particularly described in the Physical Conditions Report prepared in connection with the closing of the Loan and delivered by Lender to Borrower prior to the date hereof (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the date hereof or within such other time frame for completion, if any, specifically set forth on Schedule I.
          Section 9.02 Replacements.
          (a) On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep each Individual Property in a good and safe condition and repair consistent with past practice, ordinary wear and tear excepted (and subject to Excusable Delay and the provisions of this Agreement with respect to any Casualty or Condemnation) including, but not limited to, those repairs, replacements and improvements described in the Physical Conditions Report for the applicable Individual Property or such other repairs, replacements and improvements approved by Lender (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.
          (b) Borrower shall establish on the date hereof an Eligible Account (which shall be a sub-account of the Cash Management Account in Lender’s election) with Lender or

Lender’s agent to fund the Replacements (the “Replacement Reserve Account”) into which Borrower shall deposit on the date hereof $0.00. In addition, Borrower shall deposit $28,438.67 (the “Replacement Reserve Monthly Deposit”) into the Replacement Reserve Account on each Payment Date, provided, however, for such time that no Low EBITDA Period or Event of Default exists, the Replacement Reserve Monthly Deposit shall be waived. Amounts so deposited shall hereinafter be referred to as “Replacement Reserve Funds”.
          (c) In lieu of making the deposits pursuant to Section 9.02(b) in cash, Borrower may deliver to Lender a Letter of Credit in an amount equal to the Required Deposit (the “Replacement Reserve L/C”). Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of, and during the continuation of, an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall require Borrower to pay any applicable Prepayment Premium. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.
          (d) Upon the occurrence of a Property Release, provided no Event of Default has occurred and is continuing, Lender shall (i) promptly cause to be returned to Borrower that portion of the balance, if any, of the Required Repair Funds and the Replacement Reserve Funds attributable to the Individual Property that has been released pursuant to Section 2.05, or (ii) promptly reduce the amount of the Replacement Reserve L/C, in the amount of such Letter of Credit attributable to the Individual Property that has been released pursuant to Section 2.05.
          Section 9.03 Lease Shortfall Reserve Account.
          Borrower shall establish on the date hereof a sub-account of the Cash Management Account for the deposit of funds in connection with a Low EBITDA Period (the “Lease Shortfall Reserve Account”). During the existence of a Level 1 EBITDA Period,

Borrower shall deposit fifty percent (50%) of all Excess Cash into the Lease Shortfall Reserve Account and during the existence of a Level 2 EBITDA Period, Borrower shall deposit one hundred percent (100%) of all Excess Cash into the Lease Shortfall Reserve Account (amounts on deposit in the Lease Shortfall Reserve Account are referred to as the “Lease Shortfall Reserve Funds”). All Lease Shortfall Reserve Funds shall be, and remain, collateral for the Loan until such time that the Debt is paid in full. Borrower shall not be entitled to any disbursement of the Lease Shortfall Reserve Funds notwithstanding that the applicable Low EBITDA Period may no longer exist. Upon payment in full of the Debt, all amounts remaining on deposit, if any, in the Lease Shortfall Reserve Account shall be returned to Borrower and no other party shall have any right or claim thereto.
          Section 9.04 Required Work.
          Borrower shall diligently pursue all Required Repairs and Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:
          (a) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent any such contract or work order exceeds $250,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.
          (b) In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner and such failure could reasonably be expected to cause a MAE with respect to an Individual Property, and Borrower fails to cure such deficiency within ten (10) Business Days after written notice thereof, provided, that, if such deficiency cannot, by its nature, be cured within such ten (10) Business Day period, Borrower must initiate and diligently pursue a cure within such ten (10) Business Day period (and thereafter conduct such cure to completion) then Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or, if the contractor under the existing contract is in default thereof, to contract with other third parties to complete such Required Work and to apply the Required Repair Funds or the Replacement Reserve Funds, as applicable, toward the labor and materials necessary to complete such Required Work, after providing prior written notice to Borrower.
          (c) In order to facilitate Lender’s completion of the Required Work as permitted by subsection (b) above, Borrower grants Lender the right to enter onto the applicable Individual Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect each Individual Property from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be reasonably necessary or desirable to complete the Required Work in accordance with the terms and conditions of this Article IX; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which in Lender’s reasonable judgment are validly due and payable and which are or may become Liens against such Individual Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower could reasonably be expected to do on its own behalf to comply with the terms of this Agreement.
          (d) Nothing in this Section 9.04 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the applicable Reserve Funds to make or complete any Required Work, (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.
          (e) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.04 to enter onto the applicable Individual Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at such Individual Property, and to complete any Required Work to the extent Lender is permitted to perform and complete any Required Work pursuant to this Section 9.04. Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.04 or the completion of Required Work pursuant to this Section 9.04.
          (f) Lender may, to the extent any Required Work would reasonably require an inspection of any Individual Property, inspect such Individual Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought; provided, however, in no event shall the Lender have the right to require an inspection for Required Work (taking into consideration the project as a whole) estimated to cost in the aggregate less than $250,000. Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection. Lender may require that (at no additional cost to Borrower) such inspection be conducted by an appropriate independent qualified professional reasonably selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

          (g) The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances and subject to Borrower’s right to contest any lien in accordance with Section 5.04(b) hereof.).
          (h) Before each disbursement of the Reserve Funds for Required Work estimated to cost in excess of $250,000, Lender may require Borrower to provide Lender with a search of title to the related Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the related Individual Property since the date of recordation of the Mortgage and that title to the related Individual Property is free and clear of all Liens (except for Permitted Encumbrances).
          (i) All Required Work shall comply in all material respects with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
          (j) Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.
          Section 9.05 Release of Reserve Funds.
          (a) Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower amounts from (i) the Required Repair Account to the extent necessary to reimburse Borrower for the actual costs of each Required Repair (but not exceeding 125% of the original estimated cost of such Required Repair as set forth on Schedule I, unless Lender has agreed to reimburse Borrower for such excess cost pursuant to Section 9.05(f)) or (ii) the Replacement Reserve Account to the extent necessary to reimburse Borrower for the actual costs of any approved Replacements. Notwithstanding the preceding sentence, in no event shall Lender be required to (x) disburse any amounts which would cause the amount of funds remaining in the Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than 125% of the then current estimated cost of completing all remaining Required Repairs for the Property, (y) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (z) disburse funds from the Replacement Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to the Property or for costs which are to be reimbursed from funds held in the Required Repair Account.
          (b) Each request for disbursement from any of the Reserve Accounts shall be on a form provided or otherwise reasonably approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided and (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made. With each request Borrower shall certify that all Required Work has been performed in compliance in all material respects with all Legal Requirements. Except as provided in Section 9.05(d), each request for disbursement shall be made only after completion of the Required Repair, Replacement (or the portion thereof completed in accordance with Section 9.05(d)), as applicable, for which disbursement is requested. Borrower shall provide Lender evidence reasonably satisfactory to Lender of such completion or performance.
          (c) Borrower shall pay all invoices in connection with the Required Work with respect to which a disbursement is requested prior to submitting such request for disbursement from the Reserve Accounts or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Required Work. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement of the Reserve Funds. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $100,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for the related Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).
          (d) If (i) the cost of any item of Required Work exceeds $50,000 and (ii) the contractor performing such Required Work requires periodic payments pursuant to terms of a written contract, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of work, (B) the materials for which the request is made are on site at the related Individual Property and are properly secured or have been installed in the related Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) in the case of a Replacement, funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and the other Replacements specified in Schedule II (and which have not yet been completed and paid in full).
          (e) Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.
          (f) In the event any Borrower requests a disbursement from the Required Repair Account to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule I, or for a Required Repair to the extent the cost of such Required Repair exceeds 125% of the estimated cost of such Required Repair as set forth on Schedule I (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required Repair Account should be used to pay for such Additional Required Repair. If Lender reasonably determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the related Individual Property specified on Schedule I, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Required Repair Account in accordance with the terms and conditions of this Section 9.05.
          (g) In the event any Borrower requests a disbursement from the Replacement Reserve Account to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Replacements specified in the Physical Conditions Report prepared in connection with the closing of the Loan (an “Additional Replacement”), Borrower shall disclose in writing to Lender the reason why funds in the Replacement Reserve Account should be used to pay for such Additional Replacement. If Lender reasonably determines that (i) such Additional Replacement is of the type intended to be covered by the Replacement Reserve Account, (ii) such Additional Replacement is not covered or is not of the type intended to be covered by the Required Repair Account, (iii) costs for such Additional Replacement are reasonable, (iv) the funds in the Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements for the Property specified in Schedule II (and which have not yet been completed and paid in full), and (v) all other conditions for disbursement under this Agreement have been met, Lender may disburse funds from the Replacement Reserve Account in accordance with this Section 9.05.
          (h) Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner reasonably satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.
          (i) If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender shall, at Borrower’s option, promptly either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof.
          (j) The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

          (k) Upon the earlier to occur of (i) the timely completion of all Required Repairs and any Additional Required Repairs, if any, in accordance with the requirements of this Agreement, as verified by Lender in its reasonable discretion, or (ii) the payment in full of the Debt, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower and no other party shall have any right or claim thereto.
          (l) Upon payment in full of the Debt, all amounts remaining on deposit, if any, in the Replacement Reserve Account shall be returned to Borrower and no other party shall have any right or claim thereto.
          Section 9.06 Tax and Insurance Reserve Funds.
          Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.04 and Section 8.01 hereof, respectively (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the date hereof $0, which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Taxes and Insurance Premiums as required herein, provided, however, for such time that no Low EBITDA Period or Event of Default exists, deposits required to be made into the Tax and Insurance Reserve Account pursuant to this Section 9.06 shall be waived. During the existence of an Event of Default or a Low EBITDA Period, Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy reasonably acceptable to Lender in accordance with Section 8.01(c), one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.04 and Section 8.01 hereof, respectively. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so in good faith according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.04 and Section 8.01 hereof, respectively, Lender shall, at Borrower’s option, promptly return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the related Individual Property. Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower and no other party shall have any right or claim thereto. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof.
          Section 9.07 Excess Cash Reserve Account.
          Borrower shall establish on the date hereof an Eligible Account into which Borrower shall deposit all Excess Cash After Lease Shortfall Deposits on each Payment Date during the continuance of any default under a New Mezzanine Loan, if any, or Event of Default (the “Excess Cash Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds” and shall be collateral for the Loan. Sums from the Excess Cash Reserve Account shall be disbursed to Borrower upon the earlier to occur of (a) payment in full of the Debt or (b) the cure of all Events of Default to the satisfaction of Lender.
          Section 9.08 Reserve Funds Generally.
          (a) (i) No earnings or interest on the Tax and Insurance Reserve Account shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains the Tax and Insurance Reserve Account shall have any obligation to keep or maintain the Tax and Insurance Reserve Account or any funds deposited therein in interest-bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain the Tax and Insurance Reserve Account or any funds deposited therein in an interest-bearing account, the account shall be an Eligible Account and (A) such funds shall not be invested except in Permitted Investments, and (B) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.
     (ii) Funds deposited in the other Reserve Accounts except for the Tax and Insurance Reserve Account, shall be held in an interest-bearing business savings account and interest shall be credited to Borrower. In no event shall Lender or any loan servicer that at any time holds or maintains such Reserve Accounts be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or the loan servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest shall be and become part of the such Reserve Account and shall be disbursed in accordance with Section 9.05 above; provided, however, that Lender may, at its election, apply toward the repayment of the Debt any such interest during the occurrence and continuance of an Event of Default. Borrower agrees that it shall include all interest on Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and shall be the owner of the funds in the Reserve Accounts for federal and applicable state and local tax purposes.
          (b) Borrower grants to Lender a first priority security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or

hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.08 are intended to give Lender or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the UCC.
          (c) The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.
          (d) Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each credit or debit to each Reserve Account was made.
          (e) As long as no Event of Default has occurred and is continuing, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements contemplated by Section 9.05 hereof shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.
          (f) If any Event of Default occurs and is continuing, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Replacement Reserve Account during the occurrence and continuance of an Event of Default. Upon the occurrence and during the continuance of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, upon the occurrence and during the continuance of any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.
          (g) The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer, as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.
          (h) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.08, or any levy to be made thereon, or any UCC financing statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (i) Borrower will maintain the security interest created by this Section 9.08 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the reasonable request of Lender in writing, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.
          (j) Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith. Borrower shall promptly reimburse Lender for any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Lender in connection with the foregoing.
ARTICLE X
CASH MANAGEMENT
          Section 10.01 Cash Management Account.
          (a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain an interest bearing Eligible Account into which Borrower shall deposit or cause to be deposited, all Rents and other revenue from the Property to which Borrower is entitled, including all proceeds of any sale of an Individual Property but excluding any Insurance Proceeds (except for the monthly allocation of proceeds paid pursuant to the insurance policy required to be maintained pursuant to Section 8.01(a)(iii) hereof) and Awards (such account and the sub-accounts thereof, and any replacements or substitutions of such account are referred to herein as the “Cash Management Account”). The Cash Management Account is currently established with Bank of America, N.A., is in the name of Bonstores Realty One, LLC and bears account number 1235865655.
          (b) The Cash Management Account shall be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such account for federal and applicable state and local tax purposes. Sums on deposit in the Cash Management Account shall be invested only in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article X. Lender shall have no liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.
          (c) The Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower nor any other party claiming on behalf of, or through, Borrower shall have any right of withdrawal therefrom or any other right or power with respect thereto.
          (d) Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies, except in connection with its gross negligence or willful misconduct. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or its officers, employees and/or agents or intentional nonperformance by Lender of its obligations under this Agreement.
          Section 10.02 Deposits and Withdrawals.
          (a) Borrower represents, warrants and covenants that:
     (i) All Rents from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower, and (C) if received by Borrower notwithstanding the instructions to Operating Lessee, be deposited in the Cash Management Account promptly upon receipt; and
     (ii) Except as is otherwise specifically provided hereunder, so long as any portion of the Debt remains outstanding, neither Borrower nor any other Person shall open or maintain any accounts other than the Cash Management Account into which Rents and revenues from the sale or release of any Individual Property or any portion thereof are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of any other funds relating to the ownership and/or operation of the Property or that have been transferred to Borrower pursuant to the express terms of this Agreement.
          (b) Reserved.
          (c) On each Payment Date (and if such day is not a Business Day, then the immediately preceding day which is a Business Day) commencing the month during which the first Payment Date occurs, Borrower hereby irrevocably authorizes Lender to withdraw or allocate to the sub-accounts of the Cash Management Account, as the case may be, amounts received in the Cash Management Account, in each case to the extent that sufficient funds remain therefor:
     (i) in connection with the sale of an Individual Property and the release thereof pursuant to Section 2.05 of this Agreement, an amount equal to the Release Amount shall be paid to Lender in repayment of the principal balance of the Loan;
     (ii) during the existence of an Event of Default or Low EBITDA Period, funds sufficient to pay the monthly deposits to the Tax and Insurance Reserve Account shall be allocated to the Tax and Insurance Reserve Account to be held and disbursed in accordance with Section 9.06;
     (iii) funds sufficient to pay the Monthly Payment Amount shall be withdrawn and paid to Lender;
     (iv) during the existence of an Event of Default or Low EBITDA Period, funds sufficient to pay the Replacement Reserve Monthly Deposit shall be allocated to the Replacement Reserve Account to be held and disbursed in accordance with Section 9.05;

     (v) to the extent applicable, funds sufficient to pay any interest accrued or accruing at the Default Rate, late payment charges, if any, and any other sums due and payable to Lender under any of the Loan Documents, shall be withdrawn and paid to Lender and applied against such items;
     (vi) provided no Event of Default or Low EBITDA Period is continuing and the New Mezzanine Loan, if any, has not been paid in full, all amounts remaining on deposit shall be disbursed to the to the New Mezzanine Lender as a distribution from Borrower to New Mezzanine Borrower;
     (vii) during the existence of a Low EBITDA Period but provided no Event of Default is continuing and the New Mezzanine Loan, if any, has not been paid in full, funds sufficient to pay the debt service due and payable under the New Mezzanine Loan Documents together with such other amounts as New Mezzanine Lender notifies Lender are due and payable under the New Mezzanine Loan, if any at such time shall be deposited with the New Mezzanine Lender;
     (viii) during the existence of a Low EBITDA Period but provided no Event of Default exists, funds shall be allocated to the Lease Shortfall Reserve Account in amounts required under, and to be held in accordance with, Section 9.03;
     (ix) during the existence of any Event of Default hereunder, funds in an amount equal to the Excess Cash After Lease Shortfall Deposits shall be deposited in the Excess Cash Reserve Account to be held and disbursed in accordance with Section 9.07;
     (x) provided no Event of Default exists, funds in an amount equal to the Excess Cash After Lease Shortfall Deposits shall be disbursed to Borrower, at Borrower’s direction.
          (d) Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer. If the amount on deposit in the Cash Management Account is insufficient to make all of the withdrawals and allocations described in Section 10.02(c)(i) through (iv) above, Borrower shall deposit such deficiency into the Cash Management Account within five (5) days (provided that such five day period shall not constitute a grace period for any default or Event of Default under this Agreement or any other Loan Document based on a failure to satisfy any monetary obligation provided in any Loan Document).
          (e) If an Event of Default shall have occurred and is continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose in accordance with applicable law, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.
          Section 10.03 Security Interest.
          (a) To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a security interest in the Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Cash Management Account is located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.03(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Cash Management Account against the claims and demands of all Persons whomsoever.
          (b) Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.
          (c) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Cash Management Account. Without limitation of the foregoing, upon the occurrence and during the continuance of any Event of Default, Lender may use the Cash Management Account for any of the following purposes: (i) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (ii) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (iii) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (iv) payment of any item as required or permitted under this Agreement; or (v) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Cash Management

Account to effect a cure of any Event of Default, or to pay the Debt in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.
          Section 10.04 Definitions.
          Notwithstanding anything to the contrary contained herein, for purposes of this Article X only, Business Day shall mean a day on which Lender is open for the conduct of substantially all of its banking business at the office in the city in which the Note is payable (excluding Saturdays and Sundays and U.S. legal holidays).
ARTICLE XI
EVENTS OF DEFAULT; REMEDIES
          Section 11.01 Event of Default.
          The occurrence of any one or more of the following events shall constitute an “Event of Default”:
          (a) if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date;
          (b) except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;
          (c) if the Policies are not kept in full force and effect, or if the abstracts, copies of the Policies or certificates, as the case may be, are not delivered to Lender pursuant to Section 8.01 within five (5) Business Days following Lender’s delivery of written notice to Borrower of such failure to deliver such abstracts, copies of the Policies or certificates, as provided in Section 8.01;
          (d) if Borrower breaches any covenant with respect to itself or any SPE Component Entity (if any) contained in Article VI or there is any breach of any covenant contained in Article VII hereof;
          (e) if any material representation or warranty of, or with respect to, Borrower, Borrower Principal, any SPE Component Entity, or any member, general partner, principal or beneficial Borrower of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to cause a MAE, and such representation or warranty was not false or misleading in any material respect to the knowledge of the party making such representation when made, then same shall not constitute an Event of Default unless Borrower, Borrower Principal, or SPE Component Entity, as applicable, has not cured same so as to make it true and correct as and when made within ten (10) days after receipt by Borrower of notice from Lender in writing of such breach;
          (f) if (i) Borrower, Operating Lessee, Lease Guarantor or any managing member or general partner of Borrower, Borrower Principal, Lease Guarantor or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member or general partner of Borrower, Borrower Principal, Lease Guarantor or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, Lease Guarantor or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of a final, non-appealable order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, Lease Guarantor or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Borrower Principal, Lease Guarantor or any SPE Component Entity (if any) shall have consented to, or approved, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower, Borrower Principal, Lease Guarantor or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, provided, that, the Lender shall not be obligated to declare that any of the foregoing actions or events with respect to the Lease Guarantor is an Event of Default under the Loan Documents;
          (g) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property, whether it be superior or junior in lien to the Mortgage;
          (h) subject to Borrower’s right to contest as provided in Section 5.04(b) hereof, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;
          (i) subject to Borrower’s right to contest as provided in Section 5.04(b) hereof, if any federal tax lien is filed against Borrower or Borrower Principal, any member or general partner of Borrower or Borrower Principal or any SPE Component Entity (if any) or any Individual Property and same is not discharged of record within sixty (60) days after same is filed;
          (j) if a judgment is filed against the Borrower in excess of $250,000 which is uninsured and is not vacated or discharged within sixty (60) days, and the same could reasonably be expected to cause a MAE;
          (k) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;
          (l) if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any material term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA, in each case if such action could reasonably be expected to cause a MAE with respect to an Individual Property;
          (m) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than twenty (20) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower or Operating Lessee shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower or Operating Lessee in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of one hundred twenty (120) days;
          (n) if a material default shall occur under any Management Agreement or the related assignment of management agreement and any such default shall continue beyond the applicable grace period, if any, provided for therein;
          (o) if any of the assumptions contained in any opinion relating to issues of substantive consolidation delivered to the Lender in connection with the Loan, or in any other opinion relating to substantive consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
          (p) any Operating Lease or the Operating Lease Guaranty shall at any time cease to be in full force and effect with respect to any Individual Property that is subject to the Lien of a Mortgage;

          (q) if Borrower or Operating Lessee shall be in default in any of its obligations under the Operating Lease and any such default shall continue beyond the applicable grace period, if any, provided for therein;
          (r) if Lease Guarantor shall be in default in any of its obligations under the Operating Lease Guaranty and any such default shall continue beyond the applicable grace period, if any, provided for therein; or
          (s) if any Letter of Credit delivered pursuant to this Agreement which is required to be maintained hereunder is not renewed or replaced and delivered to Lender within thirty (30) days prior to the expiration date thereof or the applicable required reserve deposit (for which the Letter of Credit originally was delivered in lieu of) has not been deposited with Lender on or before the date which is thirty (30) days prior to the expiration date of such Letter of Credit.
          Section 11.02 Remedies.
          (a) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 11.01(f) above) Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any Individual Property, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence and during the continuance of any Event of Default described in Section 11.01(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          (b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE XII
ENVIRONMENTAL PROVISIONS
          Section 12.01 Environmental Representations and Warranties.
          Borrower represents and warrants, except to the extent disclosed in any Environmental Report of any Individual Property or as would not reasonably be expected to cause a MAE with respect to an Individual Property: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any Individual Property, except those that are in compliance in all material respects with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any; (b) there are no present or currently threatened or, to Borrower’s knowledge, past Releases of Hazardous Materials in violation of any Environmental Law; (c) there is, to Borrower’s knowledge, no threat of any Release of Hazardous Materials migrating to any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property except to the extent that any non-compliance matter has been fully resolved with the applicable Governmental Authority; (e) Borrower does not know of, and has not received, any written notice from any Person relating to Hazardous Materials in, on, under or from any Individual Property; (f) each Individual Property is free of Mold; and (g) Borrower has truthfully and fully provided to Lender, in writing, any and all reports, audits, investigations and assessments relating to environmental conditions in, on, under or from each Individual Property contained in Borrower’s files and records or in Borrower’s control, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from each Individual Property and/or to the environmental condition of or the presence of Mold at each Individual Property.
          Section 12.02 Environmental Covenants.
          Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of any Individual Property: (a) all uses and operations on or of each Individual Property, whether by Borrower or any other Person, shall be in material compliance with the substantive requirements of all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from any Individual Property that would be reasonably likely to result in a material violation of Environmental Law; (c) there shall be no Hazardous Materials in, on, or under any Individual Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the related Individual Property for the purposes set forth herein; (B) fully disclosed to Lender in writing; or (C) with respect to Mold, not in a condition, location, or of a type which would be reasonably likely to pose a material risk to human health or safety or the environment or which may result in damage to or would adversely affect or impair the value or marketability of the related Individual Property; (d) Borrower shall keep each Individual Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, cooperate in all activities pursuant to Section 12.04 below; (f) Borrower shall, at its sole cost and expense, perform any investigation of environmental conditions in connection with each Individual Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that such condition at any Individual Property is not in material compliance with all applicable Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from each Individual Property as required by applicable Environmental Law; and (ii) comply with any applicable Environmental Law; (h) Borrower shall not allow any tenant or other user of any Individual Property to violate any Environmental Law; and (i) Borrower shall immediately notify Lender in writing after it has become aware of (A) any material Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards any Individual Property and presence of Hazardous Materials other than as permitted by this Section 12.02; (B) any material non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien against any Individual Property; (D) any required or proposed action by any Governmental Authority of environmental conditions relating to any Individual Property; and (E) any written notice of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating to violations of, or non-compliance with, Environmental Laws by Borrower. Any failure of Borrower to perform its obligations pursuant to this Section 12.02 shall constitute bad faith waste with respect to the Property.
          Section 12.03 Lender’s Rights.
          Lender and any other Person designated by Lender, including but not limited to any duly authorized representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Individual Property at all reasonable times to assess any and all aspects of the environmental condition of the related Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion). Pursuant to Section 12.02(f) of this Agreement, Lender may require Borrower to collect samples of soil, groundwater or other water, air, or building materials, and conduct other invasive testing. If within 60 days of such written request from Lender, Borrower has failed to provide to Lender the results of such sampling, Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender, to perform such sampling.
          Section 12.04 Operations and Maintenance Programs.
          If recommended by the Environmental Report and if required by applicable Environmental Law with respect to any Individual Property, Borrower shall establish and comply with an operations and maintenance program with respect to such Individual Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports regarding matters addressed by the operation and maintenance program to Lender in form, substance and at such intervals as Lender may reasonably require, (b) an amendment to such operations and maintenance program reasonably required to address changing circumstances or applicable laws, (c) access to such Individual Property by Lender, its agents or servicer, subject to Section 5.06 of the Loan Agreement, to review and assess the environmental condition of such Individual Property and Borrower’s compliance with such operations and maintenance program, and (d) variation of the operations and maintenance program reasonably required in response to the reports provided by any such consultants, as required by applicable Environmental Law.
          Section 12.05 Environmental Definitions.
          “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, and other legally enforceable government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or any Individual Property and relate to Hazardous Materials or protection of human health or the environment applicable to Borrower or any Individual Property. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (but excluding any intentional act or omission of Lender). “Environmental Report” means, with respect to each Individual Property, the written report prepared by EMG as the result of the environmental site assessments of such Individual Property and which was delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Individual Property is prohibited by any Environmental Law; and any other material or substance defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Mold” shall mean any toxic mold, fungi, bacterial or microbial matter present at or in any Individual Property, including, without limitation, building materials which is in a condition, location or a type which may pose a material risk to human health or safety or the environment, may result in material damage to or would adversely affect or impair the material value or marketability of any Individual Property. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
ARTICLE XIII
SECONDARY MARKET
          Section 13.01 Transfer of Loan.
          Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

          Section 13.02 Delegation of Servicing.
          At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee; provided, however, Lender shall give Borrower notice of Lender’s selection of any such servicer within a reasonable period of time thereafter.
          Section 13.03 Dissemination of Information.
          Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Operating Lessee, any managing member or general partner thereof, Borrower Principal, Lease Guarantor, BTDS, any SPE Component Entity (if any) and each Individual Property, including financial statements, whether furnished by Borrower or otherwise, as Lender reasonably determines necessary or desirable, but subject to the condition that such information is confidential and is to be used only in connection with the Securitization. Subject to the foregoing, Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.
          Section 13.04 Regulation AB Information.
          (a) If, at the time one or more Disclosure Documents (as defined below) are being prepared for a securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Property alone or the Property and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined below), to the Property (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related

Loans are included in a securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than forty-five(45) days after the end of each fiscal quarter of Borrower and (C) not later than ninety (90) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. As used herein, “Regulation AB” shall mean Regulation AB under the Securities Act of 1933 and the Securities Exchange Act of 1934 (as amended). As used herein, “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, in each case in preliminary or final form, used to offer securities in connection with a securitization. As used herein, “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB.
          (b) In no event shall Borrower be required to deliver information or financial statements pursuant to Section 13.04(a) with respect to any Tenant or BTDS.
          Section 13.05 Cooperation.
          At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower, Manager and Borrower Principal shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:
          (a) provide updated financial, budget and other information with respect to each Individual Property, Borrower, Operating Lessee, Borrower Principal, Lease Guarantor, BTDS and Manager and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of each Individual Property obtained in connection with the making of the Loan (all of the foregoing, together with the information required to be provided pursuant to Section 13.04, being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
          (b) make changes to the organizational documents of Borrower, any SPE Component Entity and their respective principals;
          (c) cause counsel to render or update existing opinion letters as to enforceability and non-consolidation which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

          (d) permit site inspections, appraisals, market studies and other due diligence investigations of each Individual Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;
          (e) make the representations and warranties with respect to each Individual Property, Operating Lease, Borrower, Borrower Principal and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;
          (f) execute such amendments to the Loan Documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate or the stated maturity, except in connection with a bifurcation of the Loan which may result in varying Note Rates for each component thereof, but which shall have the same initial weighted average coupon of the Note Rate on the Closing Date, or (ii) in the reasonable judgment of Borrower, modify or amend the loan term or amortization term or any other economic term of the Loan, except in a de minimis way, (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities or decrease Borrower’s rights under the Loan Documents, except in a de minimis way; (iv) cause the Borrower to incur expenses in excess of the $50,000 threshold set forth below in Section 13.02 and the Lender has not agreed to pay such expenses in excess of $50,000; or (v) affect Borrower’s rights to substitute the Property or prepay the Loan hereunder;
          (g) deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;
          (h) have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors; and
          (i) cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies.
          Notwithstanding anything to the contrary set forth herein, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create a mezzanine loan (the “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization and principal balances of each of the Loan and the New Mezzanine Loan between each other and to require the payment of the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that in no event shall the weighted average coupon of the Loan and the New Mezzanine Loan following any such reallocation or modification at any time change from the weighted average coupon for all in effect immediately preceding such reallocation, modification or creation of the New Mezzanine Loan. Borrower shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender in connection with this Section, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of the New Mezzanine Loan, a promissory note and loan documents necessary to evidence the New Mezzanine Loan (collectively, the “New Mezzanine Loan Documents”), and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of the New Mezzanine Loan. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrowers under each New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with the New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended and an updated substantive non-consolidation opinion for the Loan and a substantive non-consolidation opinion with respect to the New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In connection with the New Mezzanine Loan, Lender shall require, among other things, (i) the formation of one or more special purpose, bankruptcy remote entities, which shall own all of the direct legal and beneficial ownership interests in Borrower, (ii) that such New Mezzanine Borrower execute a promissory note with respect to the New Mezzanine Loan to be evidenced thereby and (iii) that such New Mezzanine Borrower execute and deliver such other agreements, documents and instruments (including, without limitation, a pledge agreement pursuant to which each such New Mezzanine Borrower pledge all of its right, title and interest in and to the legal and beneficial ownership interests in Borrower as collateral for the New Mezzanine Loan) as Lender may reasonably request to achieve optimum pricing for the New Mezzanine Loan.
          In connection with the foregoing, in the event Borrower fails to execute and deliver any documents reasonably required by Lender within ten (10) Business Days, time being of the essence, following request therefor, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to promptly comply with any of the terms, covenants or conditions of this Section.
          All costs and expenses incurred by Borrower (including, without limitation, legal fees and expenses and any costs associated with creating one or more New Mezzanine Loans and obtaining UCC insurance and mezzanine endorsements to the Borrower’s title policy(ies), in each case, for the benefit of Lender or any existing or future mezzanine lender) in connection with Borrower’s complying with the requests and requirements made under this Section 13.05 shall be paid by Borrower, provided, that, Lender shall be required to pay any reasonable expenses of Borrower that exceed $50,000. All third party report costs (excluding opinion letters required hereunder) and Rating Agency expenses shall be paid by Lender.

          In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each Rating Agency with respect to the rating on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all actual reasonable out-of-pocket costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.
          Section 13.06 Securitization Indemnification.
          (a) Borrower and Borrower Principal understand that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
          (b) Borrower and Borrower Principal agree to provide in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Borrower Principal have examined certain portions of such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Operating Lessee, Borrower Principal, the Manager, their Affiliates, the Loan, the Loan Documents, any Operating Lease and the Property, and any risks or special considerations relating thereto, and that, to the knowledge of Borrower, such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (any of the foregoing actions by Borrower and/or Borrower Principal, in each case, determined as of the date such information or statement is provided, a “Borrower Misstatement”), (B) indemnifying Lender (and for purposes of this Section 13.06, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the

Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender or the Issuer Group may become subject insofar as the Losses arise out of any Borrower Misstatement contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or are based upon any such untrue statement or omission made therein, as of the date such information or statement is provided, in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Borrower Principal in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Borrower Principal, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to each Individual Property. This indemnity agreement will be in addition to any liability which Borrower and Borrower Principal may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower or Borrower Principal do not provide the indemnification certificate.
          (c) In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower and Borrower Principal agree to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.
          (d) Promptly after receipt by an indemnified party under this Section 13.06 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.06, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.06 the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless counsel for an indemnified party shall have reasonably concluded that there may be legal defenses available to its client that are different from or additional to those available to another indemnified party.
          (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.06(c) or Section 13.06(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.06(c) or Section 13.06(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Borrower Principal’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender, Borrower and Borrower Principal hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
          (f) The liabilities and obligations of Borrower, Borrower Principal and Lender under this Section 13.06 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.
          Section 13.07 Servicer.
          At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

ARTICLE XIV
INDEMNIFICATIONS
          Section 14.01 General Indemnification.
          Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about any Individual Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property or any part thereof; (d) any failure of any Individual Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work, Additional Required Repairs or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (other than for fees imposed or charges by any broker hired solely by Lender) (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder (i) to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or its agents or representatives or, (ii) with respect to clauses (a)-(e) above, to the extent that the circumstances giving rise to any indemnification obligation which Borrower may have under any of clauses (a)-(e) above occurs only after (and not to any degree before) Lender has taken possession of the applicable Individual Property and Borrower is no longer in possession of such Individual Property. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any applicable law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
          Section 14.02 Mortgage and Intangible Tax Indemnification.
          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

          Section 14.03 ERISA Indemnification.
          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.09 or Section 5.18 of this Agreement.
          Section 14.04 Provided Information Indemnification.
          In addition to, but without duplication of, any indemnification provided pursuant to Article XIII, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any Provided Information.
          Section 14.05 Survival.
          The obligations and liabilities of Borrower under this Article XIV shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.
ARTICLE XV
EXCULPATION
          Section 15.01 Exculpation.
     (a) Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal or any SPE Component Entity, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Borrower Principal or any SPE Component Entity, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable only to the extent of Borrower’s or Borrower Principal’s collective interest in the Property, the Operating Leases, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.01, sue for, seek or demand any deficiency judgment against Borrower or Borrower Principal or any SPE Component Entity in any such action or proceeding, under or by reason of or under or in connection with this

Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 15.01 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity contained in Articles XIII and XIV; (iv) impair Lender’s right to enforce its remedies under the Environmental Indemnity and the Exceptions to Non-Recourse Guaranty; (v) impair the right of Lender to obtain the appointment of a receiver; (vi) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower, Operating Lessee or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards actually collected or received by Borrower.
     (b) Notwithstanding the provisions of this Section 15.01 to the contrary, Borrower shall be personally liable to Lender for Losses due to (but only to the extent such Losses were caused by):
     (i) fraud or intentional or willful material misrepresentation by Borrower, Borrower Principal or any other Affiliate or agent of Borrower, any New Mezzanine Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Mortgage, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;
     (ii) Borrower’s or any Affiliate’s misapplication or misappropriation of Rents received by Borrower and not applied or paid in accordance with the requirements of the Loan Documents;
     (iii) Borrower’s or any Affiliate’s misapplication or misappropriation of tenant security deposits or Rents collected in advance and not applied in accordance with the terms of the Loan Documents;
     (iv) the misapplication or the misappropriation of Insurance Proceeds or Awards by Borrower or any New Mezzanine Borrower;
     (v) Borrower’s willful refusal to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof), charges for labor or materials or other charges that can create liens on any Individual Property beyond any applicable notice and cure periods specified herein;
     (vi) any act of intentional waste or arson by Borrower, any New Mezzanine Borrower, any principal, Affiliate, agent, member or general partner thereof or by Borrower Principal, any principal, Affiliate, agent, member or general partner thereof;
     (vii) Borrower’s willful misconduct; or

     (viii) Borrower’s, any New Mezzanine Borrower’s or any Affiliate’s, failure following any Event of Default to deliver to Lender upon demand all Rents received and books and records relating to any Individual Property.
          (c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt immediately shall become fully recourse to Borrower and Borrower Principal, on a joint and several basis in the event (i) of a breach by Borrower or any SPE Component Entity of any of the covenants set forth in Article VI hereof (other than Sections 6.01(a)(xv) and (xviii)), to the extent that such breach is (A) material and (B) is not cured within fifteen (15) days of the earlier to occur of notice from Lender or Borrower’s knowledge of such breach, (ii) of a breach of any of the covenants set forth in Article VII hereof, (iii) any Individual Property or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding of Borrower, (iv) Borrower, Borrower Principal or any Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Borrower Principal files, or joins in the filing of, an involuntary petition against Borrower under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of any Individual Property or (vii) Borrower or Borrower Principal or any agent or Affiliate thereof interferes in any way with Lender’s pursuit of any remedies, including any actions taken consistent with the commencement of foreclosure proceedings, following an Event of Default.
          (d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.
ARTICLE XVI
NOTICES
          Section 16.01 Notices.
          All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A.
Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attn: Servicing Manager
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

With a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Richard Madden, Esq.
Telephone No.: (704) 348-5100
Facsimile No.: (704) 348-5200

If to Borrower:	Bonstores Realty One, LLC
P.O. Box 2821
York, Pennsylvania 17402
Attention: General Counsel
Facsimile No.: (717) 751-3008

With a copy to:	Wolf, Block, Schorr & Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, Pennsylvania 19103
Attention: Henry F. Miller, Esq.
Facsimile No.: (215) 977-2740

If to Borrower
Principal:	Bonstores Holdings One, LLC
P.O. Box 2821
York, Pennsylvania 17402
Attention: General Counsel
Facsimile No.: (717) 751-3008

With a copy to:	Wolf, Block, Schorr & Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, Pennsylvania 19103
Attention: Henry F. Miller, Esq.
Facsimile No.: (215) 977-2740
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
ARTICLE XVII
FURTHER ASSURANCES
          Section 17.01 Replacement Documents.
          Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
          Section 17.02 Recording of Mortgage, Etc.
          Borrower forthwith upon the execution and delivery of each Mortgage and thereafter, from time to time, will cause each Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon each Individual Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, each Individual Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to each Individual Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to each Individual Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do, but excluding any income, franchise or other similar taxes.
          Section 17.03 Further Acts, Etc.
          Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording each Mortgage, or for complying in all material respects with Legal Requirements. Borrower hereby authorizes the filing of one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender created by the Loan Documents in each Individual Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.03 to the extent Borrower fails to perform its obligations hereunder.
Section 17.04 Changes in Tax, Debt, Credit and Documentary Stamp Laws.
(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Individual Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in any Individual Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.
(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against any Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of any Individual Property, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.
If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, any Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
Section 17.05 Expenses.
Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all actual, reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel required hereunder (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Individual Property); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing

Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, any Individual Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Individual Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Notwithstanding anything to the contrary contained in this Section 17.05, expenses relating to any Securitization shall be governed by Section 13.05.
ARTICLE XVIII
WAIVERS
          Section 18.01 Remedies Cumulative; Waivers.
          The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
          Section 18.02 Modification, Waiver in Writing.
          No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 18.03 Delay Not a Waiver.
          Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
          Section 18.04 Trial by Jury.
          BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.
          Section 18.05 Waiver of Notice.
          Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

          Section 18.06 Remedies of Borrower.
          In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
          Section 18.07 Waiver of Marshalling of Assets.
          To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of each Individual Property and the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of each Individual Property and the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of each Individual Property and the Property in preference to every other claimant whatsoever.
          Section 18.08 Waiver of Statute of Limitations.
          Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.
          Section 18.09 Waiver of Counterclaim.
          Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
ARTICLE XIX
GOVERNING LAW
     Section 19.01 Choice of Law.
     This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York, provided however, (a) that with respect to the creation, perfection, priority and enforcement of any Lien created by the Loan Documents, and the determination of deficiency judgments, the laws of the state where each Individual

Property is located shall apply, and (b) with respect to the security interest in each of the Reserve Accounts and the Cash Management Account, the laws of the state where each such account is located shall apply.
          Section 19.02 Severability.
          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 19.03 Preferences.
          Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
ARTICLE XX
MISCELLANEOUS
          Section 20.01 Survival.
          This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
          Section 20.02 Lender’s Discretion.
          Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

          Section 20.03 Headings.
          The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 20.04 Cost of Enforcement.
          In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
          Section 20.05 Schedules Incorporated.
          The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 20.06 Offsets, Counterclaims and Defenses.
          Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
          Section 20.07 No Joint Venture or Partnership; No Third Party Beneficiaries.
          (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in any Individual Property other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
          (c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to each Individual Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of each Individual Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.
          (d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
          (e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
          (f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article IV of this Agreement without any obligation to investigate any Individual Property and notwithstanding any investigation of any Individual Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article IV of this Agreement.
          Section 20.08 Publicity.
          All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Banc of America Securities LLC, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed. Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower, Borrower Principal and their respective Affiliates subject to the prior written approval of Borrower not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Borrower agrees that Lender may share any information pertaining to the Loan, the Properties, the Borrower, Operating Lessee, Borrower Principal, BTDS and Lease Guarantor with Bank of America Corporation, including its bank subsidiaries, Banc of America Securities LLC and any other Affiliates of the foregoing, the Rating Agencies and Investors in connection with the sale or transfer of the Loan or any Participations and/or Securities created. In no event shall this Section 20.08 limit the rights of Lender under Section 13.03 hereof.
          Section 20.09 Conflict; Construction of Documents; Reliance.
          In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
          Section 20.10 Entire Agreement.
          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, CONSTITUTE THE FULL, COMPLETE AND FINAL EXPRESSION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND SUPERSEDE ALL PRIOR AGREEMENTS BETWEEN THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ORAL OR WRITTEN. THE PROVISIONS OF THIS AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF A CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES HERETO. THE PARTIES AFFIRM THAT THERE IS NO UNWRITTEN ORAL AGREEMENT BETWEEN THE PARTIES. IF THERE ARE ANY NON-STANDARD TERMS, THEY ARE REDUCED TO WRITING AS FOLLOWS: NONE .
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BONSTORES REALTY ONE, LLC, a Delaware limited liability company

By:	/S/ JAMES H. BAIREUTHER

Name: James H. Baireuther
Title: Vice President

BORROWER PRINCIPAL:

Acknowledged and agreed to with respect to its obligations set forth in Article IV, Article XIII and Article XVIII hereof:

BONSTORES HOLDINGS ONE, LLC, a Delaware limited liability company

By:	/S/ JAMES H. BAIREUTHER

Name: James H. Baireuther
Title: Vice President

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	/S/ LISA MCGEE

Name: Lisa McGee
Title: Vice President